UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Service Corporation International
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Service Corporation International Proxy Statement and 2018 Annual Meeting Notice

2017: Delivering Shareholder Value

Total Shareholder Return

GAAP Performance Measures

GAAP - Generally Accepted Accounting Principles

Adjusted Performance Measures*

*Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

TABLE OF CONTENTS

2018 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 23, 2018 at 9:00 a.m. Central Time
Place:	Conference Center, Heritage l and ll
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Record Date:	March 26, 2018

Voting Matters

Proposal		Board Recommendation		Page Number
1.	Election of Five Directors	✓	FOR each Director nominee	13
2.	Approval of Appointment of PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm	✓	FOR	26
3.	"Say-on-Pay" Advisory Vote to Approve Executive Compensation	✓	FOR	29
4.	Approval of the Declassification of the Board of Directors	✓	FOR	56
5.	Approval of the Elimination of Certain Supermajority Vote Requirements in our Restated Articles of Incorporation and Bylaws	✓	FOR	57
6.	Approval of the Reduction of the Supermajority Vote Requirement to Approve Business Combinations with Interested Shareholders	✓	FOR	59
7.	Approval of the Shareholder Proposal to Require an Independent Board Chairman	✗	AGAINST	60

How to Vote

By Internet	By Telephone	By Mail	In Person

Vote your shares at www.proxyvote.com. Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.	Call toll-free number 1-800-690-6903.	Sign, date, and return the enclosed proxy card or voting instruction form.	To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.

For 2018, there is an annual meeting website to make it even easier to access our annual meeting materials. At the annual meeting website, you can find an overview of the items for voting, our Proxy Statement and annual report to read online or to download, and a link to vote your shares.
www.sciannualmeeting.com

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Q&A WITH OUR CHAIRMAN AND CEO

Q&A WITH OUR CHAIRMAN AND CEO

Tom Ryan answers questions received from shareholders over the course of 2017.
How has the business performed over the last 12 months?
For the full year 2017, we reported over 20% growth in adjusted earnings per share and approximately 11% growth in adjusted operating cash flows excluding recurring cash taxes, while we expanded comparable funeral and cemetery segment profit margin by 70 and 140 basis points, respectively. The resulting cash flows allowed us to deploy capital of $402 million to acquisition and new build opportunities, dividends, and share repurchases.
During 2017, we generated an impressive $1.55 of adjusted earnings per share, which exceeded the top end of our adjusted guidance range. This amount included a little more than $0.09 of excess tax benefits from a new accounting standard for share-based compensation that was not reflected in the prior year and had the effect of lowering our tax rate in 2017. We also enjoyed further tax benefits in 2017, primarily as a result of additional tax planning by our tax team, which improved earnings per share by an additional $0.05.

We generated $554 million in adjusted operating cash flows for 2017, which is $46 million over the prior year and surpassed the high end of our guidance range of $515 million. Cash flow results during 2017 benefited by $20 million of non-earnings and nonrecurring cash flow from our endowment care trust funds offset by about $20 million of higher anticipated cash tax payments.
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

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Q&A WITH OUR CHAIRMAN AND CEO

What are Service Corporation International’s strategies for growth?
Our three core strategies are centered around our customer and competitive advantages. The first core strategy is revenue growth, which we plan to achieve by remaining relevant to our customers and driving preneed sales. Second, is leveraging our scale through the development of our sales force, optimum management of our $10.7 billion backlog, and the utilization of technology during customer interactions. Our third core strategy is capital deployment, which is a blended approach of deploying capital to the highest relative return opportunity.

REVENUE GROWTH

FIRST CORE STRATEGY

- Remain relevant to our customers
- Drive preneed sales now and into the future

LEVERAGE SCALE

SECOND CORE STRATEGY

- Develop the sales organization
- Network optimization and customer-facing technology
- Preneed backlog

CAPITAL DEPLOYMENT

THIRD CORE STRATEGY

- Growth capital
- Dividends
- Share repurchases
- Debt profile and liquidity management

1.	Revenue Growth
Remaining relevant to our customers is key to generating revenue growth in a changing consumer environment. When we say remaining relevant, we mean staying ahead of trends in our business. These include an increasing preference for cremation, serving a growing ethnic population, particularly Hispanic and Asian, and a shift away from traditional mourning to contemporary celebrations of life.
These changing trends require us to be much more flexible, providing products and services that meet the modern needs of our customer. In the funeral segment, we deploy capital strategically to meet the needs of the customer by changing or updating our physical locations for event rooms or through customer-facing technology. We are focusing on unique celebration services, counseling, estate planning, and adherence to religious and ethnic traditions. We provide quality, simplicity, various location preferences, and specific cultural preferences. We are embracing cremation opportunities within both the funeral home and non-funeral home channels.
In the cemetery business, we provide property and merchandise options that meet the baby-boomer generation desires for exclusivity, privacy, elevation, or scenic views. We also strive to meet the specific needs of our growing custom-conscious consumers.
Driving preneed sales provides several benefits. Offering preneed merchandise and services provides our customers peace of mind, allowing them to express their wishes about funeral and cemetery arrangements, which relieves their loved ones of the emotional and financial burden at the time of need. We believe preneed sales increase our future market share and create brand awareness, while allowing us to address varying customer needs and preferences.

We are growing our business while embracing technology that our customers have come to expect in their daily lives, with a focus on visualization and simplification of the selection process.

2.	Leverage Scale
Our second core strategy is leveraging scale. Our scale gives us tremendous competitive advantages helping to drive future revenue and cost efficiencies.
Network Optimization
We have invested in the development of our sales organization through the use of new tools and capabilities. We are continuously improving our customer-facing technology to ensure our customers have meaningful experiences that are efficient and seamless, whether in an atneed arrangement or during a preneed presentation or even online. Additionally, we leverage a world-class customer relationship management system, which helps drive improvements in productivity and sales production through enhanced analytics.
SCI recently completed a redesign of almost 2,000 Dignity Memorial® location websites. Featuring a modern, user-friendly design, the Company’s websites have been optimized for mobile use and updated with enhanced search engine optimization capability. In addition to the contemporary and sophisticated design, client families now experience new features like a streamlined obituary process, social media sharing capabilities, and the ability to create and share personalized content in memory of their loved one.

We are also continuously driving down costs through the maximization of purchasing power and utilizing economies of scale through our supply chain team.
Preneed Backlog
Our preneed backlog, which includes both insurance and trust-funded products, allows us the opportunity to grow future revenue in a more stable and efficient manner than selling at the time of need. Our insurance-funded products benefit from favorable terms with our insurance partner allowing for enhanced immediate as well as long-term earnings and cash flow benefits. The scale of our trust portfolios allows us to leverage access to preeminent money managers with favorable fee structures that generate superior returns.

Our blended funding approach between insurance and trust funded products allows us to combine the positive cash flow and predictability of the insurance product with the upside of future returns from our trusted products. This results in cash flow neutral preneed funeral funding and favorable contracts coming out of the backlog today to be serviced with growth rates that are superior to inflationary at-need pricing.

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Q&A WITH OUR CHAIRMAN AND CEO

3.	Capital Deployment
Our third core strategy of deploying capital reflects our disciplined approach to target capital deployment opportunities with the best return for our shareholders. The foundation of our strategy is our strong liquidity and favorable debt maturity profile.

We believe the opportunities with the highest current returns are in acquisition and growth capital. We expect to spend $50 to $100 million a year on acquisitions that generally have internal rates of return (IRR) in the mid to high teens. We anticipate investing another $20 to $25 million on new builds, which have returns in the low to mid teens, but have nice long-term growth trajectories. Finally, as it relates to growth capital, we expect to invest another $80 million on cemetery property development, which takes existing undeveloped cemetery property and creates tiered property options - everything from roads, drainage, and irrigation to mausoleums or private estates. These incremental investments generate some of our strongest internal rates of return.

We feel strongly that as the Company grows we will distribute an incremental amount to our shareholders in the form of a dividend. We currently target a payout ratio of 30% to 40% of adjusted net income.
Additionally, any excess cash flow is then available for share repurchases, which have been an important aspect to our capital deployment strategy. We utilize a value-weighted share repurchase approach that is based on our view of the discount our shares are trading at compared to our intrinsic value. Lastly, we actively manage our near-term liquidity profile and leverage targets as a foundation to our deployment strategy. We target a favorable debt maturity profile and a 3.5x to 4.0x leverage ratio.

We believe the execution of these strategies should enable SCI to consistently grow adjusted earnings per share in the 8% to 12% range.
What is Service Corporation International doing to engage shareholders?
We believe communicating regularly to solicit feedback on key business and corporate governance topics with our shareholders is important to our long-term success. We strive for a collaborative approach to shareholder outreach and value the variety of investors’ perspectives received, which helps deepen our understanding of their areas of focus and motivations. Items discussed typically cover a wide range of topics, including executive compensation, Board composition including tenure and diversity, and simple versus supermajority voting, among other topics. We share investor feedback directly with our Corporate Governance Committee and full Board. Investors may communicate their comments to the Lead Independent Director by e-mail or letter. Our engagement activities take place throughout the year. Although shareholder outreach is primarily a function of management, members of our Board will also participate when appropriate. In addition to speaking with our institutional investors, we also are responsive to our retail investors and other stakeholders when the opportunity arises.

In February 2018, we held an Investor Day to take a deeper dive into our strategy and to discuss key topics with investors. From January through March 2018, we also engaged directly with 62% of our shareholders to discuss the three proposals included in this Proxy to understand their positions on each.

The proposals are listed below:

•	Proposal 4: Proposal to declassify the board

•	Proposal 5: Proposal to eliminate certain supermajority vote requirements

•	Proposal 6: Proposal to reduce the supermajority vote requirements to approve business combinations with interested shareholders

These shareholder friendly proposals were the result of prior year discussions and feedback received from shareholders, including Amalgamated Bank, who previously proposed the Simple Majority Voting Requirement advisory vote in our 2017 proxy. As a result of these discussions with our shareholders, we also updated our Corporate Governance Guidelines to enhance our focus on diversity of our Board of Directors and strengthen our Lead Independent Director role.

For 2018, you will notice a change in our performance unit and  performance based incentive compensation plans. This change removes return on equity from the short term incentive plan, reducing these metrics from four to three, and includes it as a modifying metric along with total shareholder return in our long term performance unit plan. The performance unit plan will be denominated in Company shares starting in 2018 to further link share performance of the Company with the participants of the plan. These changes were made based on shareholder feedback received during our outreach discussions.

Can you talk about the emphasis on tenure and diversity for the Board of Directors?
We are committed to selecting highly qualified nominees from diverse backgrounds as candidates for the Board of Directors. Our Board plays a critical role in creating an organization that prioritizes, supports, and invests in diversity, inclusion, and equity.

We believe that the Company benefits from a Board that blends a mix of directors that have a deep understanding of the industry and those who bring fresh business or consumer perspectives.

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Q&A WITH OUR CHAIRMAN AND CEO

While we believe we have assembled a highly effective Board, we are committed to continuous succession planning and assembling a diverse group of individuals to serve on our Board of Directors. This diversity results in a broader perspective as a whole and provides a healthy environment for innovation and risk mitigation. Diversity has multiple dimensions, including personal factors such as gender, ethnicity, and age, as well as professional characteristics in education, areas of expertise, and professional experience. I believe we are developing a Board with the right composition to bring an impressive blend of experience and perspectives for the Company and its investors with a secondary focus on reducing the average tenure of our Board members.

We updated our Corporate Governance Guidelines to reflect our commitment to diversity. The Corporate Governance

Guidelines outline the standards and qualifications we consider for our members of our Board of Directors and are located on our corporate website under About SCI - Corporate Governance. Now included in the Director Qualification Standards as part of the guidelines, we discuss our commitment to diversity and added diverse experiences and backgrounds as a core competency for our Directors.

I am pleased to present our two new Board nominees for consideration, Ms. Jakki Haussler and Ms. Sara Martinez Tucker. I believe that they bring broad and diverse experience and expertise which will best represent the long-term interests of our shareholders.
How is the Company planning to spend tax savings from the 2017 Tax Cuts and Job Act ("Tax Act")?
Our adjusted effective tax rate is expected to be reduced to a range of 24% to 26% in 2018 from 29% in 2017 as a result of the Tax Act. From a cash flow perspective, we anticipate almost $20 million of cash tax savings over 2017 related to the Tax Act. We have announced our plan to invest approximately $7 million into nearly 10,000 critical field customer-facing positions at both our funeral and cemetery operating locations. This is a permanent increase to the pay of these individuals and not a one time bonus reflecting the commitment we have to our valuable associates. We plan to deploy any excess future tax savings toward opportunities with the best return for our shareholders.

What accomplishment are you most proud of in 2017?

While it was an exceptional year from a financial perspective, from a SCI family perspective, it was an incredibly challenging one. Without a doubt, I am most proud of the incredible family culture SCI associates displayed during one of the most challenging times in our Company's history. Despite multiple hurricanes, extensive wildfires, and the tragic shootings in Las Vegas our team proved how much can be accomplished when we all come together. I was so proud to watch how our team responded by supporting each other and our local communities. Vendors, members of our Board, and employees all across Canada and the U.S. showed unwavering support through countless hours of hard work, monetary donations, and the gifting of personal items to help our impacted SCI family members get back on their feet. Our employees spent countless hours of their own personal time working side by side with their fellow teammates as they cleaned up homes, delivered and sorted personal supplies, and drove thousands of miles to provide a helping hand. We raised approximately $1 million for our employees and communities that were affected. While hundreds of employees experienced personal loss of homes, cars, and personal effects, we never lost sight of serving our client families. Our SCI family is made up of tremendous caregivers, fabulous leaders, and real professionals, and I am so proud to be part of our extraordinary team.

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MESSAGE FROM OUR BOARD OF DIRECTORS

MESSAGE FROM OUR BOARD OF DIRECTORS
Dear Shareholders,
We take seriously the trust you place in us by your purchase of Service Corporation International shares, and we are honored to be stewards of your Company. Below we share with you a few key highlights for 2017.

2017 Company Performance and Compensation Alignment
We are fully committed to helping SCI deliver excellent operating results and create attractive shareholder returns. The Company’s performance in 2017 resulted in increased adjusted earnings per share, cash flows, and continued growth in return on equity. During 2017, we delivered total shareholder return of 34%, which exceeded the S&P 500 return of 22%. Over the medium to long term (3 to 10 years), we continue to significantly outperform the major indices. As we look ahead to 2018, our focus continues to be on enhancing shareholder value.
The Compensation Committee understands the focus on aligning executive pay with performance and strongly believes the Company currently aligns pay and performance. At last year’s annual meeting, our advisory “say-on-pay” proposal received the support of over 90% of the votes cast.

Effective in 2018, we made changes to the performance unit plan to add return on equity as a modifier to the total shareholder return metric in response to shareholder feedback. Additionally, we changed the performance units to be denominated in SCI shares rather than units, which we believe will further link share performance of the Company with the payouts from of the plan.

We believe these changes are responsive to your feedback and reinforce the link between our executive team and our shareholders.
Board Refreshment

Self-Assessment Process
As part of the regular self-assessment process, we consider the current composition and the unique contributions of each current or prospective Director. We attempt to recruit Directors with specialized experience, such as in technology or financial services, as well as Directors whose experience is not represented or is underrepresented on the Board. Mixing new and longer-tenured Directors with different skill sets adds valuable perspectives and knowledge to the Board.
Succession Planning
Succession planning is a vitally important concern. We strategically focus on Board composition and make the most of the opportunities to refresh the Board with desired experience and diversity.

Shareholder Engagement
The Company maintains dialogue with large institutional investors and proxy advisory firms. Key shareholders have a vested interest and valuable insight into the competency and contribution of the Board members.
As a part of the succession planning process, we considered shareholder feedback and our commitment to tenure and diversity. We strengthened our Lead Director responsibilities by making revisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair. We have enhanced our policies, specifically our Corporate Governance Guidelines, to clearly outline our policies and expectations for diversity and inclusion.
Board Tenure, Diversity, and Corporate Governance Guidelines
Board recruitment and diversity are priorities for us. The Nominating and Corporate Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. The Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing the members as appropriate. With this in mind, the committee continuously reviews potential candidates and recommends nominees to the Board for approval.

The majority of the Board of Directors of SCI will be comprised of independent Directors, meaning Directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI). In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI will be composed entirely of independent Directors.
As part of our succession planning efforts, we have considered shareholder feedback on the tenure and diversity of Directors. In response, we have two new Director nominees; Ms. Jakki Haussler and Ms. Sara Martinez Tucker. After 56 years of meaningful contributions, in order to recruit the next generation of leaders for our Board, Mr. R.L. Waltrip has decided not to

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MESSAGE FROM OUR BOARD OF DIRECTORS

seek another term as an elected member of our Board of Directors. As Mr. Waltrip is an icon and pioneer in our industry he will continue to serve in his capacity as Founder and Chairman Emeritus for the Company. Citing the same reasons as Mr. Waltrip, and after over 35 years of service, Mr. John W. Mecom, Jr. has also informed the Board of his intention not to seek reelection once his term ends in May 2019. Therefore, the Board will temporarily increase its size to twelve members for one year.

Service Corporation International believes in a strong corporate culture that invests in diversity and inclusion, creating one of the greatest competitive advantages a company can maintain. In no area of business is corporate leadership more essential to generating progress than in guiding our Company through the culture shift of embracing diversity and inspiring inclusiveness. We are creating a Board that is a direct reflection of our Company’s values.

Lead Independent Director - Tony Coelho

Key Duties and Responsibilities of Lead Independent Director:

● Preside over independent executive sessions held on a regular basis

● Serve as liaison to the Chairperson

● Engage in performance evaluation of directors and CEO

● Interview Director candidates

● Communicate with shareholders

● Consult with committee chairpersons

● Authorized to call a special meeting of the Directors*

*Enhanced Lead Director responsibilities effective in 2018.

Communicating Your Viewpoints with the Board
We value dialogue with our shareholders. We believe our ongoing shareholder outreach efforts have allowed us to better understand the viewpoints of our shareholders as well as providing an opportunity to communicate with transparency about what the Board is doing and why our decisions are aligned with business goals.
Shareholders and other interested parties may communicate with any of the independent Directors, including Committee

Chairs and the Lead Independent Director, by using the following address:
Service Corporation International
Lead Independent Director c/o Office of Corporate Secretary
1929 Allen Parkway
Houston, TX 77019
Email: leaddirector@sci-us.com

Thank you for the trust you place in us and for your continued investment in Service Corporation International.

Sincerely,

Anthony L. Coelho Lead Independent Director	Thomas L. Ryan Chairman and CEO	Alan R. Buckwalter, III	Victor L. Lund

John W. Mecom, Jr.	Clifton H. Morris, Jr.	Ellen Ochoa	Robert L. Waltrip

W. Blair Waltrip	Marcus A. Watts	Edward E. Williams

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Corporate Governance Highlights and Changes

•
The Nominating and Corporate Governance Committee has presented two new nominees for the Board of Directors. The Committee has considered the background and experience of Ms. Sara Martinez Tucker and Ms. Jakki Haussler. We believe each individually will bring valuable experience and diverse skills to our Board.

•
After 56 years of meaningful contributions, in order to recruit the next generation of leaders for our Board, Mr. R.L. Waltrip has decided not to seek another term as an elected member of our Board of Directors. As Mr. Waltrip is an icon and pioneer in our industry he will continue to serve in his capacity as Founder and Chairman Emeritus for the Company. Citing the same reasons as Mr. Waltrip and after over 35 years of service, Mr. John W. Mecom, Jr. has also informed the Board of his intention not to seek reelection once his term ends in May 2019.

•	If Proposal 4 is approved by shareholders then directors will be elected to a one-year term of office starting at the 2019 Annual Meeting of Shareholders, except Ms.

Haussler who has a one year term and is nominated to join the class of directors whose term expires in 2019. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. This proposal is in response to shareholder feedback.

•	The Board made changes to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair.

•
The Board made changes to the Company's Bylaws to permit the Chair of the Nominating and Corporate Governance Committee of the Board to preside over the Board meetings in the absence of the Board Chair, Lead Director and the Chief Executive Officer.

•
The Board, in response to shareholder feedback, approved changes to the performance unit plan to add a return on equity modifier to the total shareholder return metric and changed the award denomination to share units rather than cash, which will be effective beginning January 1, 2018.

Shareholder and Proxy Advisor Outreach
We regularly communicate with a large portion of shareholders throughout the year and solicit feedback on key business and corporate governance topics. Additionally, beginning in 2015, we began a process of formal outreach to our top shareholders prior to our annual meeting to address our corporate governance practices, including executive compensation programs. The results of these conversations are discussed with both the SCI Board and our management. The Board then decides whether any action should be taken.

As part of our normal procedures, we also proactively engage with proxy advisors who represent the interests of certain of our shareholders. We continue to have an open dialogue with Glass Lewis and ISS and use their constructive feedback to continuously enhance our disclosures.

In April and May of 2017, we engaged with shareholders representing approximately 44% of the Company’s common stock prior to our 2017 Annual Shareholder Meeting. We specifically discussed executive compensation programs and as a result of feedback received, we added a return on equity modifier to the performance unit plan beginning in 2018. We also changed the denomination of the award to share units rather than cash units.

We also discussed the shareholder proposal brought forth in the 2017 Proxy Statement to require an independent Board Chair. The strong majority favored our leadership structure of having Tom Ryan, current CEO, as Chairman given the appointment of an effective Independent Lead Director and given the success of the Company. The minority that expressed concern of this structure pointed to Board tenure and diversity issues. As part of its ongoing efforts to enhance the composition of the Board, our Chairman and the Nominating and Corporate Governance Committee spent a considerable time reviewing candidates to serve on our Board of Directors. We are presenting two new nominees in this 2018 Proxy Statement. These two nominees, if elected, would significantly enhance the tenure and diversity of the Board.

Shareholder Proposal to Adopt Simple Majority
During the April and May 2017 conversations with top shareholders, we also discussed the shareholder proposal regarding the adoption of the simple majority voting. We received valuable feedback, which we used to prepare our planned response presented in this 2018 Proxy Statement. In early 2018, we then went back to our largest owners to discuss our response.

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PROXY STATEMENT SUMMARY

In January through March of 2018, we proactively engaged with our top holders to discuss our planned response to the 2017 shareholder proposal regarding the adoption of the simple majority voting requirement. As part of this process, we spoke to shareholders representing approximately 62% of the Company’s outstanding common stock.

Of the shareholders contacted, all agreed with declassifying the Board of Directors and adopting a simple majority voting requirement in our Bylaws and Articles of Incorporation except for business combinations. For business combinations, we are proposing the reduction of a supermajority voting requirement to at least two-thirds. Of the shareholders contacted in early 2018, the strong majority felt that this was in line with their expectations, while the minority felt business combinations should also be at a simple majority level. However, the minority who held this view agreed that moving from a supermajority voting requirement of 80% to two-thirds reflected a positive movement for the Company.

We also consulted with Amalgamated Bank, who submitted the shareholder proposal for the adoption of simple majority voting at the last annual meeting and discussed our opinion and proposed solutions. Amalgamated Bank had no objection to our proposal.

Key Highlights	Detail		Reference Page
Executive Compensation	●	We moved the return on equity metric from the short term compensation plan to a modifier in the long-term performance unit plan, which was previously solely based on total shareholder return.	33
	●	We eliminated the Umbrella Plan starting in 2018 due to certain changes in the Tax Act.	34
	●	We illustrated our alignment of pay and performance.	32
Board-Related	●	Board composition and refreshment remains a priority for us. We also present two new nominees in this Proxy Statement. Ms. Sara Martinez Tucker and Ms. Jakki Haussler will bring diverse perspectives and experience to our Board of Directors. Mr. John W. Mecom, Jr. has communicated to the Company that he will not seek reelection for his seat next year. And lastly, in 2018, Mr. R.L. Waltrip decided not to seek another term as an elected member of our Board of Directors, but will still actively participate as Founder and Chairman Emeritus.	6
	●	We continue our annual Board and Committee evaluation process.	20
	●	Strong Lead Independent Director. We created the role in 2016 with enhanced authority to call special Board meetings and to preside over Board meetings in the absence of the Chairman.	6, 18
	●	Independent Audit, Compensation, and Nominating and Corporate Governance Committees	21
	●	We made changes to the Director's compensation.	24
Shareholder Rights	●	Shareholder questions and concerns are communicated to and considered by the Board. Shareholders are allowed to call special meetings.	9, 20
	●	We conduct an annual "Say-on-Pay" vote	31
Accounting White Paper	●
In response to shareholders' questions regarding the complexities of the Company's accounting for preneed sales, management published a white paper on its website in the fall of 2015, which has now been updated for the recent revenue recognition accounting standard change.
			You can view the white paper at http://Investors.sci-corp.com under Featured Documents

Communication with Directors
We value dialogue with our shareholders and believe our ongoing outreach efforts, which are in addition to other communication channels available to our stockholders and interested parties, help us to continue to evolve our corporate governance practices in a way that reflects the insights and perspectives of our many stakeholders. Shareholders and other interested parties may communicate with any of the independent Directors, including Committee

Chairs and the Lead Independent Director, by using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019 or by email to leaddirector@sci-us.com.

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PROXY STATEMENT SUMMARY

Board Snapshot

Experience	Skills	Commitment
With extensive experience in leadership positions and a proven record of success, our Board is qualified to oversee the Company’s strategy and management. The
Nominating and Corporate Governance Committee continually reviews and recommends enhancements to the Board’s leadership structure as evidenced by the nominations of Jakki Hausler and Sara Martinez Tucker this year and Ellen Ochoa in 2015.

Each Director brings a particular range of skills and expertise to the deliberations of the SCI Board, which facilitates constructive and challenging debate around the boardroom table (see page 13 for overview).

The calendar of Board and Committee meetings is established to support the Board’s focus on strategic and long-term matters, while ensuring the discharge of its monitoring and oversight role effectively through high quality discussions and briefings.

Director Age	Meeting Attendance	Personal Qualities
The average age of our Board is 70. Including our two proposed nominees, the average decreases to 67. While this average age may be higher than some companies, we believe this gives our Board a unique perspective and understanding of SCI’s consumer base. SCI’s average age of preneed cemetery consumers is the early sixties. The average age of preneed funeral consumers is the early seventies.

During 2017, our Board had a 97% meeting attendance record. We also had two executive meetings to address specific items related to a litigation settlement and an acquisition. Please see page 20 for more information about our Board meetings and Director attendance.

Our Directors bring innate personal qualities to the SCI boardroom that enable our Board to function effectively. Personal qualities exhibited in the boardroom include self-awareness, respect, integrity, independence, and the capacity to function effectively in challenging situations.

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PROXY STATEMENT SUMMARY

Director Nominees

	Independent	Age	Director Since	Other Public Boards*	Board Committee Composition
Name Occupation					A	C	E	N& CG	I
Anthony L. Coelho, Lead Independent Director
Former Majority Whip of the U. S. House of Representatives
Independent business and political consultant	YES	75	1991	2		●	●	●
Jakki L. Haussler **
Founder and CEO, Opus Capital Management	YES	60	-	2	-	-	-	-	-
Sara Martinez Tucker **
Former Chief Executive Officer, National Math + Science
Initiative, a non-profit organization to improve student
performance in STEM subjects	YES	62	-	3	-	-	-	-	-
Marcus A. Watts
President, The Friedkin Group, an umbrella company
overseeing various business interests that are principally
automotive related	YES	59	2012	1		●	●	C
Edward E. Williams
Professor Emeritus of Entrepreneurship, Rice University,
Doctorate in Finance and Accounting	YES	72	1991	None	●				C

Continuing Directors

	Independent	Age	Director Since	Other Public Boards*	Board Committee Composition
Name Occupation					A	C	E	N& CG	I
Alan R. Buckwalter
Former Chairman and CEO, Chase Bank of Texas	YES	71	2003	None	●	C	●
Victor L. Lund
President and CEO, Teradata	YES	70	2000	1	C		●	●
John W. Mecom, Jr. ***
Independent businessman who bought, developed, managed,
and sold a variety of real estate and other business interests	YES	78	1983	None		●			●
Clifton H. Morris, Jr.
Chairman and CEO of JBC Funding, a corporate lending
and investment firm	YES	82	1990	None	●			●
Ellen Ochoa
Director, NASA Johnson Space Center	YES	59	2015	None		●			●
Thomas L. Ryan
Chairman and CEO, Service Corporation International	NO	52	2004	2			C
W. Blair Waltrip
Independent consultant, family and trust investments,
and former senior executive of the Company	NO	63	1986	None					●

A: Audit Committee	●: Member
C: Compensation Committee	C: Chair
E: Executive Committee
N&CG: Nominating & Corporate Governance Committee
I: Investment Committee
* See Director Bios on pages 13 to 16, which includes other public Boards for each Director.
** New Director nominee - committee positions will be determined after the annual meeting.
*** John W. Mecom, Jr. has informed the Company he will not run for re-election when his term expires at the annual meeting in 2019.

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PROXY STATEMENT SUMMARY

Overview of Director Skills and Experience
We value the following skills and experiences within our Board of Directors to create a balance of diverse viewpoints and expertise:

CEO Experience/Senior Leadership. We believe Directors who have held significant leadership positions over an extended period, especially CEO positions, possess extraordinary leadership qualities and demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Industry. The funeral and cemetery industry is unique and Directors with prior experience can help to shape and develop all aspects of the Company’s strategy.

Financial. Service Corporation International uses a broad set of financial metrics to measure its performance, and accurate financial reporting and robust auditing are critical to our success. We have added a number of Directors who qualify as Audit Committee financial experts, and we expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.

Marketing/Brand Management. We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience can provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.

Investments/Financial Services. Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies.

Real Estate. We own a significant amount of real estate. Directors with experience in real estate can provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate.

Technology or e-Commerce. Directors with education or experience in relevant technology are useful for understanding our efforts to enhance the customer experience as well as improve our internal processes and operations.

Business Development/Mergers and Acquisitions (M&A). We seek to grow through acquisitions and development of new business operations. Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business.

Government/Legal. We operate in a heavily regulated industry. Directors who have a background in law or have served in government positions provide experience and insights that assist us in legal and regulatory compliance and help us work constructively with governmental and regulatory organizations in the areas we operate.

Although the members of our Board embody a broad range of backgrounds, experience and expertise, the table below is intended to highlight only the top three areas of expertise for each member:
Overview of Director Skills and Experience

	Buckwalter	Coelho	(New) Haussler	Lund	Mecom	Morris	Ochoa	Ryan	(New) Tucker	W.B. Waltrip	Watts	Williams
CEO Experience/Senior Leadership			✓	✓		✓	✓	✓	✓
Industry						✓				✓		✓
Financial	✓	✓		✓		✓						✓
Marketing/Brand Management					✓						✓
Investments/Financial Services	✓	✓	✓							✓		✓
Real Estate					✓			✓
Technology or e-Commerce				✓			✓		✓
Business Development/M&A	✓		✓		✓			✓		✓	✓
Government/Legal		✓					✓		✓		✓

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Proposal 1 : Election of Directors

The Board of Directors will temporarily have 12 members. John W. Mecom, Jr. has communicated to the Company that he will not seek reelection for his seat next year. The Directors will be divided into three classes, each with a staggered term of three years. At this year’s Annual Meeting, shareholders will be asked to elect five Directors to the Board; four with three-year terms expiring in 2021, and a one year term for Ms. Haussler, who is nominated to join the class of Directors whose term expires in 2019. Set forth below are profiles for each of the five candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year’s Annual Meeting. Directors are elected by a majority of votes cast.

The Board of Directors recommends that Shareholders vote “FOR” the following five nominees.

Director nominees
Anthony L. Coelho	Independent	Director Since: 1991	Age: 75	If Elected Term Expires: 2021	Primary Qualifications:

Occupation
●   Former Majority Whip of the U.S. House of Representatives
●   Independent business and political consultant

Prior Political Experience
●   Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
●   General Chairman of Al Gore’s Presidential campaign (1999-2000)

●   Majority Whip (1987-1989)
●   Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act

Prior Business Experience
●   President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)

Current Public Board Positions
●   Vice Chairman, Esquire Financial Holdings, Inc.
●   AudioEye, Inc.

Select Past Public Board Positions
●   Chairman, Cyberonics
●   Chairman, Circus Circus Enterprises (now MGM Mirage)
●   Chairman, ICF Kaiser International, Inc.
●   Warren Resources, Inc.

Other Positions
●   Former Chairman and current Board member of the Epilepsy Foundation

Education
●    Loyola University Los Angeles

Lead Independent Director

Jakki L. Haussler	Independent	New Nominee	Age: 60	If Elected Term Expires: 2019	Primary Qualifications:

Occupation
●   Founder and CEO, Opus Capital Management (since 1996), an
independent registered investment
advisor, providing investment
solutions to institutions and high-
net worth individuals

Prior Business Experience
●   Managing Director, Capvest
Venture Fund, LP (2000 - 2011) a
private equity fund for growth and
expansion stage companies
●   Partner, Adena Ventures, LP
(1999 - 2010) a private equity fund targeting underserved markets

Current Public Board Positions
●   Cincinnati Bell Inc.
●   Morgan Stanley Funds

Other Positions
● Member, Board of Directors, The Victory Funds
● Member, Board of Directors, Best Transportation, a transportation management software company
● Member/Founder, Chase College of Law, Transaction Law Practice Center
● Board of Visitors, Chase College of Law
● Member, Northern Kentucky University Foundation Investment Committee

Education ● University of Cincinnati ● Salmon P. Chase College of Law, Northern Kentucky University

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Sara Martinez Tucker	Independent	New Nominee	Age: 62	If Elected Term Expires: 2021	Primary Qualifications:

Occupation
●  Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects

Prior Business Experience
● Vice President, AT&T (1997-2006)

Current Public Board Positions
●  Sprint Corporation
●  Xerox Corporation
●  American Electric Power

Other Positions
●  Chairman, University of Texas System Board of Regents
●  Member, University of Notre Dame’s Board of Trustees
●  Former Under Secretary of Education in the U.S. Department of Education
Education ● University of Texas at Austin ● McCombs School of Business (MBA) - University of Texas at Austin

Marcus A. Watts	Independent	Director Since: 2012	Age: 59	If Elected Term Expires: 2021	Primary Qualifications:

Occupation
●   President, The Friedkin Group (since 2011), an umbrella company overseeing various business interests that are principally automotive related

Prior Business Experience
●   Vice Chairman and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters

Current Public Board Positions
●  Cabot Oil & Gas Corporation

 Current Other Board Positions
●   Board Chair, Federal Reserve Bank of Dallas (Houston Branch)
●   Board member, Highland Resources, Inc. (private real estate company)
●   Chairman, Greater Houston Partnership
●   Chairman, Board of Trustees, United Way of Greater Houston

Past Public Company Boards ● Complete Production Services, Inc. (2007-2012) acquired by Superior Energy Services ● Cornell Companies (2001-2005) Education ● Texas A&M University ● Harvard Law School

Edward E. Williams	Independent	Director Since: 1991	Age: 72	If Elected Term Expires: 2021	Primary Qualifications:

Occupation
●   Professor Emeritus of Entrepreneurship (since 2014), Rice University, Houston, TX

Prior Academic Experience
●   Henry Gardiner Symonds Professor, Professor of Statistics and Administrative Science (1978-2014)
●   Founded Rice University’s Entrepreneurship program in 1978, now one of the top such programs in the world
●   Associate Professor of Finance, McGill University (1970-1973)
● Assistant Professor of
     Economics, Rutgers University
     (1968-1970)

Prior Business Experience
●   Founder and CEO, First Texas Venture Capital Corporation (1983-1992)
●   Texas Capital Investment Advisors, Inc. (1980-1995)
●   Trust Corporation International (1979-1986)

Other Academic Experience
●   2016 Entrepreneurship Educator of the Year Award, lifetime award presented by the U.S. Association for Small Business and Entrepreneurship

●    Author or co-author of 13 books and over 50 scholarly articles in Entrepreneurship, Finance, Economics, and Accounting including seminal critical analyses of the Efficient Market Hypothesis (initiated 45 years ago)

Education
●   Wharton School, University of Pennsylvania
●    PhD, (Finance and Accounting) University of Texas at Austin

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Continuing Directors
Alan R. Buckwalter	Independent	Director Since: 2003	Age: 71	Term Expires: 2019	Primary Qualifications:

Occupation
●   Former Chairman and CEO, Chase Bank of Texas

Prior Business Experience
●   Chairman, J.P. Morgan Chase Bank, South Region (1995-2003)
●   President of Texas Commerce Bank (1990-1995)
●   Held various positions at Chemical Bank in corporate division (1970-1990)

Other Positions
●   Board member, Texas Medical Center
●   Chairman Emeritus and Board member, Central Houston, Inc.

Past Public Company Boards
●   Freeport-McMoRan, Inc. (2013-2015)
●   Plains Exploration and Production (2003-2013); subsequently acquired by Freeport-McMoRan, Inc.

Other Prior Positions ● Board of Directors, Federal Reserve Bank of Dallas (Houston Branch) Education ● Fairleigh Dickinson University

Victor L. Lund	Independent	Director Since: 2000	Age: 70	Term Expires: 2019	Primary Qualifications:

Occupation
●   President and CEO (May 2016), Teradata Corporation

Prior Business Experience
●   Chairman, DemandTec, a software company (2006-2012)
●   Chairman, Mariner Healthcare, Inc. (2002-2004)
●   Vice Chairman, Albertsons, Inc. (1999-2002)

●   22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller 1977-1999
●   Audit CPA, Ernst & Ernst 1972-1977

Current Public Board Positions
●   Teradata Corporation, an information technology company

Past Public Company Boards
●    DemandTec
●    Delta Airlines
●    Del Monte Foods, Inc.
●    Mariner Healthcare, Inc.
●    Albertsons, Inc.
●    American Stores Company
●    NCR Corporation

Education
●    The University of Utah
●    MBA The University of Utah

John W. Mecom, Jr.	Independent	Director Since: 1983	Age: 78	Term Expires: 2019*	Primary Qualifications:

Occupation
●   Independent businessman who bought, developed, managed, and sold a variety of real estate and other business interests

Prior Business Experience
●   Principal owner, John Gardiner’s Tennis Ranch (2000-2011)
●   Owner, Rhino Pak, a contract blender and packer for the petroleum industry (2003-2007)

●   Chairman, John W. Mecom Company, primarily an oil and gas company (1976-2003)
●   Owner of New Orleans Saints NFL team (1967-1985)
●   Owner of Mecom Racing Team, which managed several Formula One racing teams - Indianapolis and Cam Am Series (1960-1967)
●   Hotel management, Houston International Hotels and Preferred Hotels Organization (1964-1985)
Education ● University of Oklahoma
* John W. Mecom, Jr. has informed the Company he will not run for re-election when his term expires at the annual meeting in 2019.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Clifton H. Morris, Jr.	Independent	Director Since: 1990	Age: 82	Term Expires: 2020	Primary Qualifications:

Occupation
●  Chairman and CEO of JBC Funding, a corporate lending and investment firm

Prior Business Experience
●   Founder and Chairman, AmeriCredit Corp., financing of automotive vehicles (1988-2010); sold in 2010 and now GM Financial
●   CFO, Cash America International (1984-1988)

●   VP of Treasury and other financial positions at SCI (1966-1971)

Other Positions
●   CPA, 56 years
●   Lifetime member of the Texas Society of Certified Public Accountants
●   Honorary member of the American Institute of Certified Public Accountants

Past Public Company Boards ● AmeriCredit Corp. ● Cash America International Education ● University of Texas at Austin

Ellen Ochoa	Independent	Director Since: 2015	Age: 59	Term Expires: 2019	Primary Qualifications:

 Occupation
●   Director of NASA Johnson Space Center (since 2013)

Prior Business Experience
●   Government Executive, Astronaut at NASA Johnson Space Center (1990-2012); first Hispanic female astronaut with nearly 1,000 hours in space
●   Branch Chief and Research Engineer, NASA Ames Research Center (1988-1990), led a group working primarily on optical systems for automated space exploration

●   Researcher, Sandia National Laboratories (1985-1988), investigated optical systems for performing information processing

Other Positions
●   Member, Board of Directors, Federal Reserve Bank of Dallas
●   Member, National Science Board
●   Chair, Nomination Committee, National Medal of Technology & Innovation
●   Fellow, American Institute of Aeronautics and Astronautics
●   Member, Board of Directors, Mutual of America

●  Fellow, American Association for the Advancement of Science
●   Director Emerita, former Vice Chair, Manned Space Flight Education Foundation
●   Former Board of Trustees, Stanford University

Education
●   San Diego State University
●   MS, PhD (Electrical Engineering), Stanford University

Thomas L. Ryan	Non-Independent	Director Since: 2004	Age: 52	Term Expires: 2020	Primary Qualifications:

Occupation
●   Chairman (since 2016) and CEO (since 2005) of SCI

Prior Business Experience
●   President, SCI (2002-2015)
●   CEO European Operations, SCI (2000-2002)
●   Variety of financial management roles, SCI (1996-2000)

 Current Public Board Positions
●  Weingarten Realty Investors
●  Chesapeake Energy

Other Positions
●  Board of Trustees, United Way of Greater Houston
●  Board of Directors, Genesys Works
●  Board member, University of Texas McCombs Business School Advisory Council
Past Public Company Boards ● Texas Industries Education ● University of Texas at Austin

W. Blair Waltrip	Non-Independent	Director Since: 1986	Age: 63	Term Expires: 2020	Primary Qualifications:

Occupation
●   Independent Consultant, Family and Trust Investments, and Former Senior Executive of SCI

Prior Business Experience
●   Various positions at SCI including VP of Corporate Development, SVP of Funeral Operations, EVP of SCI’s real estate division, Chairman and CEO of SCI Canada, and EVP of SCI (1977-2000)
			Other Positions ● Treasurer, National Museum of Funeral History ● Active real estate broker Past Public Company Boards ● Sanders Morris Harris Group, Inc (Edelman Financial)		Education ● Sam Houston State University

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines presently in effect, each Director’s SCI stock ownership should be at least a value of $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the year ($37.32 per share at December 29, 2017 or a minimum shareholding of 13,398 shares). All members of the Board are above the minimum guideline. The following graphic presents the current holdings, excluding stock options, for our Directors as of March 26, 2018. (Further details are provided in the tables of Director and officer shareholdings listed under “Voting Securities and Principal Holders”).

Consideration of Director Nominees
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has retained a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be received by the Company’s Secretary at least 120 calendar days prior to the anniversary of the release date of the Company’s prior year Proxy Statement for the Annual Meeting of Shareholders.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for particular areas of expertise, and the evaluations of other prospective nominees. After completing this process, the Committee makes nomination recommendations to the full Board. The Board determines the nominees after considering the recommendation and report of the Committee.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the

Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies. The personal characteristics sought in prospective candidates include the following:

•	Integrity, character, and accountability

•	Ability to provide wise and thoughtful counsel on a broad range of issues

•	Financial literacy and ability to read and understand financial statements and other indices of financial performance

•	Ability to work effectively with mature confidence as part of a team

•	Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities

•	Commitment to prepare for and attend meetings and to be accessible to management and other Directors

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

The core competencies of the Board as a whole should be aligned with the corporate strategy of SCI and may change over time. Currently the collective competencies considered include:
•Accounting and finance

•Industry knowledge
•Strategic insight
•Understanding and fostering leadership
•Business judgment and management expertise
•Diverse experiences and backgrounds

Director Independence
The Board conducted an annual review and affirmatively determined that 8 of the current 11 Directors are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. Two of the Directors, Tom Ryan and R.L. Waltrip, are considered non-

independent because of their employment as senior executives of the Company. Blair Waltrip is considered a non-independent Director because he is the son of the founder and Chairman Emeritus, R.L. Waltrip.

Change in Leadership Structure
Effective January 1, 2016, we implemented a new leadership structure. After 53 years, Mr. R.L. Waltrip stepped aside as Chairman and the Board appointed current CEO, Mr. Tom Ryan, as Chairman. Simultaneously, the Board appointed Mr. Tony Coelho as Lead Independent Director in a newly created role. In 2018, we strengthened our Lead Director responsibilities by making provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair.

The Board believes this structure, along with the fact that all committees are chaired by independent Directors, is effective by allowing one person to speak for and lead both the Company and the Board. Independent Board oversight is accomplished through a Lead Independent Director.

This structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by running the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting us.

Our Board believes shareholders have benefited from Mr. Ryan’s strategic and operational insights and strong leadership skills. Mr. Ryan's skills range from day-to-day operational execution to long-term strategic direction.
Our performance under the current leadership structure has been strong, strengthening the position of our Company as the leader in the deathcare industry.

Risk Oversight
The Board of Directors has assigned the Nominating and Corporate Governance Committee the quarterly oversight responsibility for the Company’s enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee. The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance. The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs. The Investment Committee has oversight of risks relating to the investment of trust funds and insurance partner. The Nominating and Corporate Governance Committee oversees the risk assessments of the other committees and of management and annually provides enterprise risk management reports to the Board. The Board appreciates the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company. The Audit Committee oversees the Company's controls and the Nominating and Corporate Governance Committee oversees the risk assessment related to cybersecurity.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

No Shareholder Rights Plan
Prior to 2008, SCI maintained in place a shareholder rights plan, sometimes called a “Poison Pill”, which could provide an opportunity for negotiation during a hostile takeover attempt. Our Board allowed the shareholder rights plan to expire in July 2008 and has not implemented another shareholder rights plan.

Lead Independent Director
The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of both management and the Company’s controlling shareholders. Based on shareholder feedback, we have recently strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair.
The duties and responsibilities of the Lead Director include, but are not limited to, the following:

•	Call Meetings of the Board. The Lead Director will have authority to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.

•
Preside over executive sessions. The Lead Director will preside at all meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.

•
Serve as liaison to the Chair. The Lead Director will serve as the principal liaison between the independent Directors and the Chair. The Lead Director will be available to discuss any concerns the other independent Directors may have and to relay those concerns, where appropriate, to the Chair.

•
Board information, agendas, and meeting schedules. The Lead Director will consult with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information and will consult with the Chairman on the scheduling of and agendas for Board meetings.

•
Engage in performance evaluation of Directors and CEO. The Lead Director will work with the Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including conveying evaluation feedback to those persons.

•	Interview Director candidates. The Lead Director will interview Director candidates along with the Nominating and Corporate Governance Committee.

The Lead Director will also provide guidance on the orientation process for new Directors.

•	Communicate with stockholders. As requested and deemed appropriate by the Board, the Lead Director will be available for consultation and direct communication with stockholders and other stakeholders.

•
Serve as the Board Chair on an interim basis. The Lead Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.

•	Perform other duties as requested. The Lead Director will perform such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

•
Consult with Committee Chairs. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees as needed and solicit their participation to avoid diluting the authority or responsibilities of such Committee Chairs.

Our Lead Independent Director, Mr. Coehlo, contributes to improved corporate performance by taking responsibility for improving Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by the holders of at least 10% of the outstanding stock entitled to be voted at such meeting, by the Board of

Directors, by the Chairman of the Board, or by the Chief Executive Officer.

Board Composition and Meetings
Independent Directors comprise a majority of the Board of SCI. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had

100% attendance, and each individual committee meeting in 2017 had 92% or higher attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, ten Board members attended the Company’s 2017 Annual Meeting of Shareholders.

% = percentage of meetings attended by SCI Directors

Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.

The Nominating and Corporate Governance Committee also oversees a director peer review process as part of the annual renomination review process and for the ongoing professional development of Board members.

Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of the Board committees and the issues they are addressing.
The focus of continuing education for SCI Directors is on developing educational sessions that Directors find meaningful and useful. These may range from educational sessions specific to issues confronting SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Nominating and Corporate Governance Committee encourages Directors to attend continuing education programs that are offered by various universities, institutes, etc. Additionally, Board members generally perform a site visit to an SCI facility on an annual basis either individually or as a group.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Executive Sessions

At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by the non-management Directors without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any concerns they wish to make known to the non-management Directors, by using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.

Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities to ensure that matters important to SCI have the appropriate focus and to ensure the effectiveness of each committee’s role. Currently, the Board has four standing committees. The Board has adopted a written charter for each of these committees. These charters are available on SCI’s website at www.sci-corp.com in the “Corporate Governance” section. Information about each committee is provided below.

AUDIT COMMITTEE
Chair: Victor L. Lund Other members: Alan R. Buckwalter, Clifton H. Morris, Jr., Edward E. Williams Meetings in 2017: Seven

Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities

●	Integrity of the financial statements
●	Engagement, qualifications, independence, and performance of the independent registered public accounting firm
●	Scope and results of the independent registered public accounting firm's report
●	Performance and effectiveness of our internal audit function
●	Policies with respect to risk assessment and risk management
●	Quality and adequacy of our internal controls, including reviewing our cybersecurity controls
●	Financial reporting activities and disclosure matters

Audit Committee in 2017
The Audit Committee met seven times in 2017, and the Committee attendance record was 96%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents in depth as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally the Committee meets regularly with individual members of management to discuss relevant matters. The Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays a vital role in assessing the management of financial risk. The report of the Audit Committee can be found on page 26.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMPENSATION COMMITTEE
Chair: Alan R. Buckwalter Other members: Anthony L. Coelho, John W. Mecom, Jr., Ellen Ochoa, Marcus A. Watts Meetings in 2017: Five

Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities

●	Oversees our executive compensation and benefits policies and programs
●	Sets compensation for the Chairman and CEO
●	Reviews and approves compensation for all other executive officers
●	Determines appropriate individual and Company performance measures
●	Approves all executive employment contracts
●	Determines and ensures compliance with SCI stock ownership guidelines for officers
●	Assesses the risk of SCI’s compensation programs

Compensation Committee in 2017
The Compensation Committee met five times in 2017 with a 96% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. As a result of input received from shareholders, the Committee added a return on equity modifier to the total shareholder return metric in the performance unit plan. They also changed the denomination of the award to share units rather than cash units. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 29.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Chair: Marcus A. Watts Other members: Anthony L. Coelho, Victor L. Lund, Clifton H. Morris, Jr., Meetings in 2017: Four

Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

Key Oversight Responsibilities

●	Composition of the Board and Board committees
●	Identification and recruitment of new candidates for the Board
●	Review process for renomination of current Board members and nominees recommended by shareholders
●	Development of corporate governance principles and practices
●	SCI’s enterprise risk management function, including oversight of cybersecurity risks
●	Succession planning for CEO and other SCI executives
●	Performance evaluation of the CEO, Board, and Board committees
●	Continuing education sessions for SCI Directors

Nominating and Corporate Governance Committee in 2017
The Nominating and Corporate Governance Committee met four times in 2017, and the Committee attendance record was 94%. The Committee spent a considerable amount of time in reviewing and making recommendations on the Board’s leadership structure, which resulted in the nomination of two new Directors. For more information regarding these two nominees, please see the nominees' profiles starting on page 13.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

INVESTMENT COMMITTEE
Chair: Edward E. Williams Other members: John W. Mecom, Jr., Ellen Ochoa, W. Blair Waltrip Meetings in 2017: Four

Key Oversight Responsibilities

●
Coordinates management of SCI’s preneed trust funds and perpetual care trust funds with independent trustees; SCI’s employee Investment Operating Committee, headed by SCI executives; as well as its wholly-owned registered investment advisor and a third party consultant

●	Reviews the management of the trust funds, performance of the trustees, and investment manager changes made by the trustees
●	Recommends investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned registered investment advisor and third party consultant
●	Reviews SCI’s primary funeral preneed insurance provider
●	Monitors short-term cash investments of SCI and funds associated with SCI’s retirement plans

Investment Committee in 2017
The Investment Committee met four times in 2017, and the Committee attendance record was 100%. The Committee spent time providing guidance to monitor and improve the structure of SCI's preneed and perpetual care trust portfolio. Additionally, the Committee provided oversight of the financial condition of the Company’s primary prearranged funeral insurance provider.

EXECUTIVE COMMITTEE
Chair: Thomas L. Ryan Other members: Alan R. Buckwalter, Anthony L. Coelho, Victor L. Lund, Robert L. Waltrip, Marcus A. Watts Meetings in 2017: Two

Key Oversight Responsibilities

●	Has authority to exercise many of the powers of the full Board between Board meetings
●	Is available to meet in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision making on a specific issue

Executive Committee in 2017
The Investment Committee met two times in 2017, and the Committee attendance record was 92%. The Committee spent time reviewing certain acquisitions and legal settlements.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Director Compensation

Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services, in recognition of their time and skills. Directors who are also our employees do not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors is composed of cash and stock based equity compensation.

Maintaining a market based compensation program for our non-employee Directors enables the Company to attract qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee ("NCGC") periodically reviews our non-employee Director compensation levels and practices and compares them to that of comparable companies to ensure they are aligned with market practices (the “Peer Group” - See Annex B). Specifically, comparisons are made to the companies included in the Comparator Group used for benchmarking the compensation of our executives, as well as to data presented in the annual NACD Director Compensation Report.

Following a competitive review prepared in 2016, the NCGC recommended, and the Board approved, certain changes to the compensation program for non-employee Directors. These changes were made to address the changing regulatory environment, the enhanced role for Board committee leadership, and feedback from our shareholders.

Effective August 1, 2017:

•	The annual Board retainer was increased from $75,000 to $90,000

•	Meeting attendance fees were eliminated.

•	Retainers for leadership positions on the Board were increased, as follows:

◦	Lead Director increased from $20,000 to $30,000

◦	Audit Committee Chair increased from $15,000 to $25,000

◦	Compensation Committee Chair increased from $10,000 to $20,000

◦	Investment Committee Chair increased from $10,000 to $15,000

◦	NCGC Chair increased from $10,000 to $15,000

•
Annual stock grants will be based on a target value of $180,000 per Director, rather than the fixed 10,000 shares per Director. (Note that changes in the stock awards, which are granted at the annual shareholder meeting, will be effective May 2018.)

The Compensation Committee believes that our total Director compensation package is competitive with market practices, as well as fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. Details of our non-employee Director compensation program are set forth below. The following table sets forth non-employee Director compensation for 2017.
2017 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	Total
Alan R. Buckwalter	$111,500	$321,200	$—	$432,700
Anthony L. Coelho	120,000	321,200	1,655	442,855
Victor L. Lund	116,000	321,200	—	437,200
John W. Mecom, Jr.	95,000	321,200	3,311	419,511
Clifton H. Morris, Jr.	95,500	321,200	1,655	418,355
Ellen Ochoa	95,000	321,200	—	416,200
W. Blair Waltrip	90,500	321,200	—	411,700
Marcus A. Watts	108,000	321,200	—	429,200
Edward E. Williams	108,000	321,200	7,788	436,988
(1) Amounts in the Stock Awards column represent the fair market value of each award on the date of grant. Specifically, the value was calculated by multiplying (i) the average of the high and low market prices of a share of common stock of SCI on the date of the grant of the stock award, by (ii) 10,000 shares, which was the number of SCI shares per award.
(2) Amounts in this column include any increases in the actuarial present values of benefits as discussed under “Directors’ Retirement Plan” below.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Directors’ Retirement Plan
Effective January 1, 2001, the Non-Employee Directors’ Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of up to $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven, and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present values of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.

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AUDIT COMMITTEE MATTERS

Proposal 2: Proposal to Approve the Selection of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. PricewaterhouseCoopers and its predecessors have audited the Company’s accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders’ approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting will be required for approval of this proposal.

The Board of Directors recommends that Shareholders vote “FOR” approval of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Report of the Audit Committee

PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its independent and objective oversight responsibilities by:

•	ensuring the integrity of the Company’s accounting functions and proper internal control over financial reporting,

•	ensuring the Company’s compliance with legal and regulatory risk and other compliance matters;

•	reviewing the independent registered public accounting firm’s qualifications, and

•	overseeing the performance of the Company’s internal audit function.

To conduct a proper review, the Audit Committee schedules its meetings with management and the independent public accountants (currently PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee meets separately with the independent public accountants, internal auditors, management of the Company, and legal counsel. Further details of the Audit Committee’s functions are located in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, www.sci-corp.com, and available in print to any shareholder who requests it.

COMMITTEE MEMBERSHIP AND APPOINTMENT

Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees of public companies. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as
defined by the rules of the Securities and Exchange Commission.

The Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the securities exchange on which the Company's securities are listed, including those related to independence, as applicable.

AUDIT COMMITTEE RESPONSIBILITIES

The Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics, and conflicts of interest.

The Independent Audit firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.

The Committee reviews and discusses with management and the independent auditors the following:

•	quarterly financial statements and the annual audited financial statements of the Company, including the Company's specific disclosures

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included in Management's Discussion and Analysis of Financial Condition and Results of Operations;

•	earnings releases and guidance provided to analysts and rating agencies;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and

•	issues as to the adequacy of the Company's internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.

LIMITATION OF AUDIT COMMITTEE'S ROLE

While the Committee has the responsibilities and powers described above, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulation. These are the responsibilities of management and the independent auditors.

MEETINGS STRUCTURE

The Committee may request that any Directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee may exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. In connection therewith, the Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing AS 1301 (Communications With Audit Committees), as modified or supplemented. The discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements.

The Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also includes discussions of audit and non-audit fees as well as evaluation of the Company's significant financial policies and accounting systems and controls.

The Audit Committee has also reviewed the independence of the independent registered public accounting firm considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Victor L. Lund, Chair

Alan R. Buckwalter

Clifton H. Morris, Jr.

Edward E. Williams

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AUDIT COMMITTEE MATTERS

Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees[1]	Audit-related fees[2]	Tax[3]	All other fees[4]	Total
2017	$5,720,298	$332,000	$63,000	$4,000	$6,119,298
2016	$6,156,398	$775,000	$23,250	$3,838	$6,958,486

1
Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to statutory audits.

2
Audit-related fees in 2017 were primarily related to the review of the new revenue recognition accounting standard adopted by the Company on January 1, 2018 and the 2017 issuance of $550.0 million 4.625% Senior Notes due December 2027. The 2016 fees were related to the Oracle implementation.

3	Fees for tax services for 2017 and 2016 were related to LLC tax preparation.
4	All other fees in both years were for research database licensing.

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COMPENSATION DISCUSSION AND ANALYSIS

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to SEC rules, we are asking shareholders to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our executive officers is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and therefore the compensation awarded to Named Executive Officers under the current program, fulfills this objective.

Shareholders are urged to read this Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote last year when over 90% of shareholders approved Named Executive Officer compensation. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.

The Board of Directors recommends a vote “FOR” advisory approval of the resolution set forth above.

Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2017, all of whom are collectively referred to as the “Named Executive Officers”. Our Named Executive Officers (NEOs) for 2017 were:

Thomas L. Ryan	Chairman of the Board and Chief Executive Officer
Michael R. Webb	President and Chief Operating Officer
Eric D. Tanzberger	Senior Vice President, Chief Financial Officer
Sumner J. Waring, III	Senior Vice President, Operations
Gregory T. Sangalis	Senior Vice President, General Counsel and Secretary

The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate objectives.

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COMPENSATION DISCUSSION & ANALYSIS

Executive Summary
Our management has a strong focus on delivering long-term profitable growth and returning value to our shareholders. This long-term focus has contributed significantly to the Company’s total shareholder return as seen below. Also below is an adjusted earnings per share graph and an adjusted operating cash flow graph representing the Company’s 2017 performance.
2017 Company Performance
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.
As detailed in the Q&A with our Chairman and CEO earlier in this Proxy Statement, the Company delivered outstanding financial results in 2017, including the following:

•	Maintained our position as the largest provider in the Company’s industry, with 15%-16% market share and $3.1 billion in revenue.

•	Increased adjusted earnings per share by approximately 20% compared to 2016.

•	Adjusted operating cash flow excluding recurring cash taxes was approximately $687 million, which is an 11% increase over the prior year.

•	We deployed capital of $402 million to acquisitions, dividends, and share repurchases.

•	Achieved a total shareholder return (TSR) of 194% over the last five fiscal years, outpacing the return of the S&P 500 of 108%.

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COMPENSATION DISCUSSION & ANALYSIS

Key Features of Our Compensation Programs

Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with management has adjusted compensation programs toward greater performance-based compensation. In addition, we have collectively modified or eliminated certain components of our programs to better align with prevailing standards. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

WHAT WE DO:
✓
We pay for performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans.

✓
We require stock ownership. We maintain stock ownership guidelines for officers and Directors. Under the guidelines, an officer should retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the stock ownership guidelines.

✓
We have claw-backs. The Company maintains claw-back provisions that are triggered in certain circumstances. If triggered, the provisions provide for a claw-back of annual performance-based incentives paid in cash, stock options, restricted stock, and performance units.

✓	We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
✓
We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discussed executive compensation along with other important topics (see page 9).

WHAT WE DON’T DO:
X
We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.

X	We do not allow hedging or pledging. We have policies that prohibit officers and Directors from hedging or pledging their SCI stock ownership.
X	We do not allow the repricing of stock options. We have policies that prohibit subsequent alterations of stock option pricing.

Consideration of 2017 "Say-on-Pay" Vote
At our Annual Meeting of shareholders held on May 10, 2017, over 90% of the shares voted were in favor of the proposal for an advisory vote to approve Named Executive Officer compensation (“say-on-pay” vote) versus over 80% in favor in 2016. These votes represented a majority of our outstanding shares. The Compensation Committee believes this result is an indication that a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders.

In April and May of 2017, we engaged with shareholders representing approximately 44% of the Company’s common stock. We specifically discussed executive compensation programs and as a result of feedback received, we added a return on equity modifier to the total shareholder return metric for the performance unit plan beginning in 2018. We also changed the denomination of the award to share units rather than cash units, which closer aligns our compensation plan to stock performance.

During this process, shareholders communicated support for the philosophy and compensation program and agreed that they are aligned with the Company’s performance. The Compensation Committee considered results of the “say-on-pay” vote, shareholder feedback, input from its independent compensation consultants, and compensation benchmarking tools, in the context of the Committee’s fiduciary duty to act on behalf of the shareholders’ interests. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our Named Executive Officers.

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COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Process
The Company’s compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy is to target our direct compensation for executives within a competitive range of benchmark pay levels of general industry companies (the “Peer Group” (see Annex B)), with opportunities to exceed the target direct compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives paid in cash and stock. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. In making annual compensation decisions, the Compensation Committee reviews each Named Executive Officer’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.

The compensation components are designed to motivate our senior leadership to operate as a team to achieve Company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
In the first quarter of each year, our independent consultant presents to the Compensation Committee comparative market information, including benchmarking data discussed below. For the Chairman and CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. In the first quarter of each year, the Compensation Committee reviews the market data and recommendations and sets the compensation components of annual base salary, annual performance-based incentives, and long-term incentives for that year. Below is a graph aligning CEO pay and performance, using the five year total shareholder return.

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COMPENSATION DISCUSSION & ANALYSIS

Below is an overview of SCI’s elements of compensation and a graph showing the percentage of the total for each element.

Approximately 3/4ths of our NEOs' compensation is performance-based.

Element	Description	Objective	Recent Changes
Annual Base Salary page 34	Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent and may vary with individual or due to marketplace competition or economic conditions.	Reduced peer group for 2016 benchmark studies.
Annual Performance-Based Incentive Compensation page 34	Performance–based element of compensation tied to the attainment of performance measures. Paid in cash.	Rewards achievement of shorter term financial and operational objectives that we believe are primary drivers of our common stock price over time.	For 2018, we have transitioned return on equity to a modifier for the performance unit plan under Long-Term Incentive Compensation.
Long-Term Incentive Compensation page 36	Stock Options – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3rd per year.	Rewards for the Company’s stock price appreciation.
	Restricted Stock – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3rd per year.	Supports retention and furthers stock ownership.
	Performance Units – The performance unit plan measures the three-year total shareholder return (“TSR”) relative to a comparator group of public companies (see Annex B).	Rewards for effective management of Company business over a multi-year period and delivering superior TSR.	>Reduced peer group for 2016 comparator group. >Added a return on equity modifier for 2018 awards. >Changed denomination to award in share units for 2018 awards.
Other Compensation page 37	Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provide financial security for retirement.
	Perquisites and Personal Benefits – reasonable benefits as described on page 38.	To enhance executive performance by facilitating effective management of personal matters.

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COMPENSATION DISCUSSION & ANALYSIS

Annual Base Salaries

We target the base salary levels of our Named Executive Officers within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 41. We believe these levels are appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. The Compensation Committee made the adjustments reflected below based on consideration of benchmark pay levels for each executive and in recognition of the officers’ strong performance during 2016. In the first quarter of 2017, the Compensation Committee made the following salary adjustments:

	2017 Salary	2016 Salary	Change	% Change
Thomas L. Ryan	$1,200,000	$1,200,000	$—	—%
Michael R. Webb	750,000	750,000	—	—%
Eric D. Tanzberger	600,000	550,000	50,000	9.1%
Sumner J. Waring, III	570,000	550,000	20,000	3.6%
Gregory T. Sangalis	480,000	480,000	—	—%

Annual Performance-Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2017, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our Named Executive Officers. In addition, the Compensation
Committee established an Umbrella Program as a gateway
performance metric for certain incentives.

The Umbrella Program is designed to generate a performance-based bonus pool to fund award payouts based on the performance measures discussed below and to maximize the benefit of tax deductibility of the bonuses paid to our Named Executive Officers. The Compensation Committee set the funding for the bonus pool for 2017 as 3.0% of the Company’s adjusted reported earnings before interest, taxes, depreciation and amortization calculated from the Company’s financial statements, but only if the Company achieved adjusted reported earnings before interest, taxes, depreciation and amortization in excess of $750 million for 2017. The Compensation Committee also established individual shares of the bonus pool for each executive covered under the Umbrella Program, including each Named Executive Officer. Award amounts that may be paid under the Umbrella Program are subject to the Compensation Committee’s authority to reduce, but not increase, the amount of the actual cash amount earned and payable to each designated participant. With regard to award amounts calculated under the performance measures discussed above, the Compensation Committee may elect to increase or decrease the award amount in its sole discretion; provided, however, that the amount determined under such performance measures shall not exceed the amount determined under the Umbrella Program. Further, in the event the amount calculated under such performance measures is lower than the amount calculated under the
Umbrella Program, the Compensation Committee intends
to reduce the amount payable under the Umbrella Program
to not exceed the award amount calculated under such
performance measures.

As a result of the Tax Act passed on December 22, 2017, we terminated the Umbrella Program for 2018. The target award opportunities for the Named Executive Officers for 2017 were as follows:

Target Award Opportunity (% of Base Salary)
Thomas L. Ryan	120%
Michael R. Webb	100%
Eric D. Tanzberger	80%
Sumner J. Waring, III	80%
Gregory T. Sangalis	70%
We believe normalized earnings per share, free cash flow per share and return on equity drive the current performance of the Company and enhances shareholder value. Comparable preneed cemetery property production

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COMPENSATION DISCUSSION & ANALYSIS

is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use. While all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, we believe such production is driving future market share growth, adding stability to our revenue stream, and creating value for our shareholders over the long-term. The 2017 performance measures discussed below are similar to the performance measures utilized in 2016:
● Normalized Earnings per Share, which we calculate by applying a 36.6% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude the items listed below.

● Normalized Free Cash Flow per Share, which we calculate by (1) adjusting reported cash flows from operating activities to exclude the cash impact of the items listed below, (2) deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (3) utilizing the forecasted amounts of cash taxes paid in 2017 that relate to normal operating activities, and (4) dividing the result by the reported diluted number of shares outstanding in 2017.

● Normalized Return on Equity is calculated as net income divided by average equity. Net income is calculated using normalized net income as defined above in the Normalized Earnings Per Share performance measure.

Average equity is defined as the sum of Adjusted Prior Year Equity and Adjusted Current Year Equity divided by two. Adjusted equity excludes other comprehensive income and adjusted current year equity is inclusive of the adjustments defined for Normalized Earnings Per Share, net of tax, minus any estimated amount of share repurchases. In certain future years when applicable, we may not use Return on Equity as a performance metric if certain events happen outside routine business activities. For 2018, we have decided to not use Return on Equity as a metric for our short-term incentive program. We will instead incorporate Return on Equity as a modifier for our long-term incentive performance unit plan.

● Comparable Preneed Production, which we define as the percentage of growth over prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency dollars (USD and Canadian dollars).

For 2017, we weighted each of the performance measures at 25%. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2017. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation. The 2017 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.

2017 Performance Targets and Actual Performance
Performance Measure	Threshold for 0% Payout (1)	Target for 100% Payout	Maximum for 200% Payout	2017 Actual Performance	2017 Performance as % of Target	Payout Percentage
Normalized Earnings per Share	$1.26	$1.34	$1.42	$1.38	102.77%	146.72%
Normalized Free Cash Flow per Share	$1.37	$1.51	$1.67	$1.72	113.39%	200.00%
Normalized Return on Equity	20.83%	22.33%	23.83%	23.09%	103.40%	150.54%
Comparable Preneed Production (2)	102.50%	105.00%	107.50%	102.74%	97.85%	9.79%
Total Payout Percentage						126.76%

(1) Any performance above the threshold results in a payout.
(2) Expressed as a percentage of comparable 2016 performance.
The Compensation Committee believes it is appropriate to exclude certain non-routine items from performance metrics to encourage appropriate decision making regarding operations and capital deployment. For 2017, the Compensation Committee approved the exclusion of gains on dispositions, disaster recovery costs, a pension termination settlement, certain legal settlements, special trust withdrawals, currency losses, losses associated with the early extinguishment of debt, and favorable adjustments to certain tax reserves as a result of the Tax Act passed on December 22, 2017 as well as IRS settlements related to prior years.

As a result of the foregoing and giving effect to the weightings described above, our Named Executive Officers received annual performance-based incentives paid in cash at 126.76% of their individual incentive targets. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation table below. The Company also exceeded the Umbrella Program’s threshold metric regarding adjusted reported earnings before interest, taxes, depreciation and amortization and, consistent with the Umbrella Program, the Compensation Committee reduced the amounts payable under the Umbrella Program to the amounts payable under the performance measures as discussed above.

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The Compensation Committee established each Named Executive Officer’s target opportunity for 2017 to be consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieves the performance targets established by the Compensation Committee, executive officers would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals establishes a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period.

Long-Term Incentive Compensation
In February of each year, the Compensation Committee approves the long-term incentive award grants for that year. Awards granted in 2017 under our long-term incentive compensation program consisted of three types of awards to provide balance and focus for the Named Executive Officers. Specifically, the awards consist of a mix of stock options, restricted stock, and performance units, which are designed to ensure focus on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns. The Compensation Committee considered several factors in determining the total target value of long-term incentive compensation for Named Executive Officers, including Peer Group benchmark pay levels, the individual performance of each executive officer, the job responsibilities of each executive officer, and the overall Company performance in light of the then current economic environment. Once the total target value was established for each executive officer, we calculated and granted to the executive officer (i) the number of stock options which had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock which had a value equal to one-third of the total target value, and (iii) the number of performance units which had a value equal to one-third of the total target value. We believe that the grant of significant annual equity awards further aligns the interests of senior management and the Company’s shareholders. Therefore, the grant of stock options and the award of restricted stock are important components of annual compensation. Although the Compensation Committee does not consider current stock ownership levels in determining equity awards, we do annually review the ownership levels and progress towards established ownership guidelines, as discussed below.
Stock Options
The purpose of using stock options is to provide executive officers a reward value that is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
The purpose of using restricted stock with service-based vesting provisions is to assist in retaining our executive officers and encourage stock ownership. The restricted stock awards are made in February each year at the same time as the stock option grants and vest at a rate of one-third per year.
Performance Units
The performance units are intended to reward executive officers for effective management of the business over a multi-year period. In addition, the performance units allow executive officers to retain or build their SCI stock ownership by providing liquidity that can be applied to taxes associated with option exercises and restricted stock vestings. The performance unit plan measures the three-year total shareholder return (“TSR”) relative to public companies that are a subset of the Peer Group (see Annex B). The subset of the Peer Group is selected based on correlation in size, certain business characteristics, and stock price as well as others.
TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Peer Group, with dividend reinvestment during the same period.
The Compensation Committee believes TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders, and (ii)

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provides a useful means of comparing Company performance relative to the performance of public companies in the Peer Group. Each performance unit has a value of $1.00 and the actual payout may vary by a range of 0% to 200% of each executive’s target award opportunity established by the Compensation Committee. Earned performance unit awards are settled in cash at the end of each three-year performance period. The chart below sets forth the range of payouts as a percent of a target award at various levels of relative performance.
The Board approved changes to the performance unit plan to add a return on equity modifier to the total shareholder return metric to respond to shareholder feedback and a change in the denomination to award in share units rather than cash units, which will be effective for 2018.

Performance Unit Range of Payouts

Award Payout Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive*
Maximum	75th Percentile or greater	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	—%

*	Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
We believe superior relative performance in a down year deserves a reward, but should be limited. Therefore payouts are capped at target if SCI experiences negative TSR for a performance cycle but performs well in relation to the Peer Group.

For the 2015 - 2017 performance cycle, the closing stock price determinations as of December 31, 2014 and December 31, 2017 were used to calculate the awards due participants. For this performance cycle, the participants earned an award of 200% of the target award opportunity based on the Company’s TSR greater than 73% (compared to S&P TSR of 38%) and at the 77th percentile or better ranking relative to the Peer Group used in 2015.
For the 2017 - 2019 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI’s TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2017 Peer Group.

Other Compensation
Retirement Plans
We believe that financial security during retirement can be as important as financial security before retirement. We previously maintained a Supplemental Executive Retirement Plan for Senior Officers, which ceased accruing benefits in 2000. In 2005, we implemented an Executive Deferred Compensation Plan, which includes a Company contribution for retirement.
Our Supplemental Executive Retirement Plan for Senior Officers is a non-qualified plan under which our Named Executive Officers accrued benefits until December 31, 2000. No additional benefits have been accrued after 2000. Each participant is vested in the full benefit at age 60.
To help retain and recruit executive level talent, the Company maintains the Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution of 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. The plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2018, the Company made the following contributions under the plan with respect to 2017 service and performance:

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Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$226,904	$287,714	$514,618
Michael R. Webb	127,554	161,738	289,292
Eric D. Tanzberger	90,635	114,925	205,560
Sumner J. Waring, III	86,103	109,178	195,281
Gregory T. Sangalis	67,944	86,153	154,097

We also offer a 401(k) plan to our employees, including our executive officers. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $18,000

excluding the $6,000 catch-up contributions for eligible participants age 50 and older. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an officer’s salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our executive officers that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to enhance executive performance by facilitating effective management of personal matters and include, among others:
● Financial and legal planning and tax preparation — provided to officers to encourage critical document preparation and financial planning advice for effective tax and retirement planning.

● Supplemental medical reimbursements — provided to officers and managing directors. The insured benefit product covers out of pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.

● Enhanced life insurance — executive life insurance program for officers generally covering approximately 3.5 times the executive’s annual salary and bonus.

● Funeral and cemetery benefits — provides funeral/cemetery discounts for Directors and officers and their immediate families, on an atneed or prearranged basis. Under the policy which was amended in February 2015, the Company provides funeral and cemetery merchandise, services, and interment rights at discounts ranging from 25% to 75% of retail prices.

● Use of Company aircraft — six senior officers are allowed limited and specified use of leased aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes.

Further Executive Compensation Practices and Policies
Provisions Regarding Claw-Backs
We have provisions for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions are for the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions would be triggered if the Board of Directors determines that an officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company would seek to recover from the offending officer the following:
● The actual annual performance-based incentive paid in cash to the officer, but only if the original payment would have been lower if it had been based on the restated financial results.

● The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. (Any remaining vested and unvested stock options would be canceled.)

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● The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. (Any remaining unvested restricted stock would be forfeited.)

● The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. (Any unpaid performance unit award would be forfeited.)
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing Directors and officers with regard to transactions involving the Company’s securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations.
Stock Ownership Guidelines and Retention Requirements - Officers
We have stock ownership guidelines for officers. Share ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company sponsored 401(k) plan, vesting of restricted stock, and shares retained after exercise of stock options. The policy requires an officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the ownership guidelines.
For each Named Executive Officer, the stock ownership guideline shall be the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new officer has an initial period of five years to achieve the target ownership level.
The table below sets forth our current ownership guidelines for our Named Executive Officers and their holdings, excluding stock options, as of March 26, 2018 (further details are provided in the footnotes to the tables of Director and officer shareholdings listed under the “Voting Securities and Principal Holders”).

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, Chairman of the Board and Chief Executive Officer	6	192,926	51	1,647,209
Michael R. Webb, President and Chief Operating Officer	4	80,386	28	572,266
Eric D. Tanzberger, Senior Vice President and Chief Financial Officer	3	48,232	13	214,194
Sumner J. Waring, III, Senior Vice President, Operations	3	45,820	22	335,457
Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary	3	38,585	19	240,233

At March 26, 2018, the Named Executive Officers have exceeded their ownership guideline levels for 2018.
Policies on Hedging and Pledging
In 2013, we established policies to prohibit officers and Directors from hedging or pledging their SCI stock ownership.
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Messrs. Thomas L. Ryan, Michael R. Webb, Eric D. Tanzberger, Sumner J. Waring, III, and Gregory T. Sangalis. These agreements have current terms expiring December 31, 2018. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the officers’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of, and the terms and conditions of employment for, the Named Executive Officers and other officers with employment agreements in effect and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, we amended our executive employment agreements in 2010 to eliminate any obligation to pay tax gross-up in the event of a change in

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control of the Company. In 2016, we replaced our executive employment agreements with updated terms (see pages 50-51 for more information).
For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate directives. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a concern which could be a distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant that such features are commonly used by publicly traded companies.

For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” below.
Compensation Policies and Practices as They Relate to Risk Management
In February 2017, we reviewed the risks arising from the Company’s compensation policies and practices for its employees and made a determination that such risks are not reasonably likely to have a material adverse effect on the Company. At a meeting held February 7, 2017, the Compensation Committee reviewed and discussed compensation of Company employees, including the total potential maximum impact of the Company’s variable compensation and the safeguards embodied in the compensation plans. The Compensation Committee concluded the compensation plans and compensation metrics do not provide incentives for management to take undue risks. The Compensation Committee reached a consensus to recommend to the Nominating and Corporate Governance Committee of our Board of Directors that it make the determination referenced above. At a meeting also held on February 7, 2017, the Nominating and

Corporate Governance Committee considered the above referenced compensation information and the above referenced recommendation of the Compensation Committee. As a result, the Nominating and Corporate Governance Committee made a determination that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

In February 2018, we followed the risk assessment process described in the preceding paragraph and again reached a determination that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 29, 2017 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, or seasonal employees who were employed at that date. After identifying the median employee, we calculated annual 2017 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 43 of this Proxy Statement. The median employee’s 2017 total compensation was $29,505, which was calculated in the same manner in which we calculated the CEO’s total compensation under the Item 402(c)(2)(x) of Regulation S-K. Based on this information, the CEO’s 2017 annual total compensation was 377 times the annual total compensation of the median employee (excluding the CEO).

How We Make Compensation Decisions
Role of the Compensation Committee

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COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:
● reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;

● determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;
● ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and
● approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2017 were Alan R. Buckwalter, III, Anthony L. Coelho, John W. Mecom, Jr., Ellen Ochoa, and Marcus A. Watts. No member of the Compensation Committee in 2017 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, except that Mr. Buckwalter has a family relationship as disclosed under the section entitled “Certain Transactions” on page 53.

Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian Compensation Partners, LLC ("Meridian") has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2017 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In its consideration of 2017 compensation for the Named Executive Officers, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the Named Executive Officers, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Group”). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Group for 2017 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Group based on size and industry parameters excluding certain industries with unique or uncomparable pay practices. The Peer Group had a median revenue of $3.1 billion (SCI - $3.0 billion), a median enterprise value of $7.1 billion (SCI - $8.2 billion), a median market capitalization of $5.1 billion (SCI - $5.1 billion), and a median number of employees of 7,905 (SCI - 23,785). Notably, Stonemor and Carriage Services, two direct industry peers, were not included in our Peer Group as neither company met the financial criteria. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model.

For example, the Company sells preneed contracts (approximately $1.7 billion in 2017) that are substantially deferred to our growing backlog that will be recognized as revenue at the time of need when we provide the services and merchandise. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of

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approximately $6.3 billion in trust assets and related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of over 23,000 employees, including approximately 4,300 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Group used to inform 2017 pay decisions comprised the 102 companies set forth in Annex B, against which SCI is positioned near the median in terms of revenue, market capitalization, and enterprise value.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE:

Alan R. Buckwalter (Chairman)	Anthony L. Coelho	John W. Mecom, Jr.

Ellen Ochoa	Marcus A. Watts

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth information for the three years ended December 31, 2017 with respect to the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Thomas L. Ryan	2017	1,200,000	1,851,525	1,841,178	5,525,380	10,642	687,969	11,116,694
Chairman of the Board	2016	1,200,000	1,688,824	1,629,693	5,012,396	6,728	866,121	10,403,762
Chief Executive Officer	2015	1,241,154	1,674,400	1,600,055	4,784,755	—	980,638	10,281,002
Michael R. Webb	2017	750,000	731,250	725,549	2,462,719	23,187	388,687	5,081,392
President	2016	749,539	666,172	643,520	2,369,456	17,903	491,558	4,938,148
Chief Operating Officer	2015	746,192	683,100	652,155	2,352,230	4,498	571,859	5,010,034
Eric D. Tanzberger	2017	599,039	429,975	429,088	1,452,460	6,055	265,156	3,181,773
Senior Vice President	2016	549,846	385,444	373,297	1,317,121	3,609	356,057	2,985,374
Chief Financial Officer	2015	559,769	381,800	365,131	1,254,504	—	380,559	2,941,763
Sumner J. Waring, III	2017	569,615	380,250	377,988	1,334,037	—	255,820	2,917,710
Senior Vice President	2016	549,539	338,656	409,997	1,205,121	—	305,431	2,808,744
Operations	2015	538,500	340,400	326,836	1,146,041	—	370,483	2,722,260
Gregory T. Sangalis	2017	480,000	310,050	308,163	1,025,922	—	277,986	2,402,121
Senior Vice President	2016	479,692	280,728	537,749	950,892	—	269,364	2,518,425
General Counsel and Secretary	2015	477,692	271,400	259,345	924,032	—	348,125	2,280,594

(1) The Restricted Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 10 to the consolidated financial statements included in the SCI 2017 Annual Report on Form 10-K.

(2) See Non-Equity Incentive Plan Compensation table below for more information.

(3) This column sets forth the change in the actuarial present value of each executive’s accumulated benefit in 2017, 2016, and 2015 for the Supplemental Executive Retirement Plan for Senior Officers. The assumptions made for quantifying the present value of the benefits are set forth in Note 11 to the consolidated financial statements included in the SCI 2017 Annual Report on Form 10-K.

(4) See 2017 All Other Compensation table below for more information.

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EXECUTIVE COMPENSATION TABLES

Non-Equity Incentive Plan Compensation Table

Name and Principal Position	Year	Annual Performance Based Incentive Paid in Cash	Performance Units(a)	Total Non-Equity Incentive Plan Compensation
Thomas L. Ryan	2017	$1,825,380	$3,700,000	$5,525,380
Chairman of the Board	2016	1,692,396	3,320,000	5,012,396
Chief Executive Officer	2015	1,624,755	3,160,000	4,784,755
Michael R. Webb	2017	950,719	1,512,000	2,462,719
President	2016	881,456	1,488,000	2,369,456
Chief Operating Officer	2015	886,230	1,466,000	2,352,230
Eric D. Tanzberger	2017	608,460	844,000	1,452,460
Senior Vice President	2016	517,121	800,000	1,317,121
Chief Financial Officer	2015	498,504	756,000	1,254,504
Sumner J. Waring, III	2017	578,037	756,000	1,334,037
Senior Vice President	2016	517,121	688,000	1,205,121
Operations	2015	480,041	666,000	1,146,041
Gregory T. Sangalis	2017	425,922	600,000	1,025,922
Senior Vice President	2016	394,892	556,000	950,892
General Counsel and Secretary	2015	368,032	556,000	924,032
(a) Performance units for 2017 related to the performance period of 2015-2017. Performance units for 2016 related to the performance period of 2014-2016. Performance units for 2015 related to the performance period of 2013-2015.

2017 All Other Compensation Table

Name	Contributions To Deferred Compensation Plan(a)	Contributions to 401(k) Plan(a)	Life Insurance Related(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Thomas L. Ryan	$471,750	$20,250	$19,287	$176,683	(d)	$687,970
Michael R. Webb	266,091	20,250	24,672	77,674	(e)	388,687
Eric D. Tanzberger	174,047	20,250	5,440	65,418	(f)	265,155
Sumner J. Waring, III	174,047	20,250	5,044	56,479	(g)	255,820
Gregory T. Sangalis	142,695	16,200	14,393	104,698	(h)	277,986
(a) The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2017, (ii) performance contribution for 2017, and (iii) a restoration match for 2017.
(b) The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c) The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses he incurs that are not reimbursed to the executive by the Company’s health insurance.
(d) For Mr. Ryan, includes $151,312 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.
(e) For Mr. Webb, includes $54,713 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(f) For Mr. Tanzberger, includes $46,424 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(g) For Mr. Waring, includes $41,483 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(h) For Mr. Sangalis, includes $87,103 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2017 with the four lines pertaining to:

● First line - Annual Performance-Based Incentives Paid in Cash         ● Third line - Restricted Stock
● Second line - Performance Units                         ● Fourth line - Stock Options

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Performance Units(#)	Threshold ($)	Target ($)	Maximum ($)
Thomas L. Ryan	2/7/2017		$1	$1,500,000	$3,000,000
	2/7/2017	1,990,000	497,500	1,990,000	3,980,000
	2/7/2017					63,300				$1,851,525
	2/7/2017						472,000	$29.25	$29.22	1,841,178
Michael R. Webb	2/7/2017		1	750,000	1,500,000
	2/7/2017	785,000	196,250	785,000	1,570,000
	2/7/2017					25,000				731,250
	2/7/2017						186,000	29.25	29.22	725,549
Eric D. Tanzberger	2/7/2017		1	540,000	1,080,000
	2/7/2017	462,000	115,500	462,000	924,000
	2/7/2017					14,700				$429,975
	2/7/2017						110,000	29.25	29.22	429,088
Sumner J. Waring, III	2/7/2017		1	513,000	1,026,000
	2/7/2017	409,000	102,250	409,000	818,000
	2/7/2017
	2/7/2017					13,000				380,250
	2/7/2017						96,900	29.25	29.22	377,988
Gregory T. Sangalis	2/7/2017		1	384,000	768,000
	2/7/2017	333,000	83,250	333,000	666,000
	2/7/2017					10,600				310,050
	2/7/2017						79,000	29.25	29.22	308,163

The material terms of each such element of compensation are described previously in the “Compensation Discussion and Analysis.”

The performance units are settled in cash at the end of a three-year performance period. In addition, the 2017 performance units provide for pro rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) a change of control of the Company.

Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised stock options and restricted stock that have not vested as of the end of our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year End 2017

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	342,000			9.0850	2/8/2019	138,101	5,153,929
	387,000			11.1750	2/7/2020
	390,000			15.2550	2/12/2021
	457,000			17.4050	2/11/2022
	281,333	140,667	(1)	23.0000	2/10/2023
	195,000	390,000	(2)	22.2800	2/9/2024
	—	472,000	(3)	29.2500	2/7/2025
Michael R. Webb	214,000			9.0850	2/8/2019	54,834	2,046,405
	189,000			11.1750	2/7/2020
	181,000			15.2550	2/12/2021
	205,000			17.4050	2/11/2022
	114,666	57,334	(1)	23.0000	2/10/2023
	77,000	154,000	(2)	22.2800	2/9/2024
	—	186,000	(3)	29.2500	2/7/2025
Eric D. Tanzberger	110,000			17.4050	2/11/2022	31,768	1,185,582
	64,200	32,100	(1)	23.0000	2/10/2023
	44,666	89,334	(2)	22.2800	2/9/2024
	—	110,000		29.2500	2/7/2025
Sumner J. Waring, III	95,100			17.4050	2/11/2022	28,068	1,047,498
	57,466	28,734	(1)	23.0000	2/10/2023
	28,840	57,682	(2)	22.2800	2/9/2024
	10,159	20,319	(2)	22.2800	2/9/2024
	—	96,900	(3)	29.2500	2/7/2025
Gregory T. Sangalis	71,400			11.1750	2/7/2020	22,934	855,897
	68,700			15.2550	2/12/2021
	76,700			17.4050	2/11/2022
	45,600	22,800	(1)	23.0000	2/10/2023
	32,333	64,667	(2)	22.2800	2/9/2024
	—	79,000	(3)	29.2500	2/7/2025
(1) These unexercisable options expiring 02/11/2023 vest 100% on 02/09/2018.
(2) These unexercisable options expiring 02/09/2024 vest 50% each on 02/09/2018 and 02/08/2019.
(3) These unexercisable options expiring 02/07/2025 vest 33% each on 02/09/2018, 02/08/2019, and 02/07/2020.
(4) The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2018	Shares Vesting 03/05/2019	Shares Vesting 03/05/2020	Total Shares Vesting
Thomas L. Ryan	70,634	46,367	21,100	138,101
Michael R. Webb	28,200	18,300	8,334	54,834
Eric D. Tanzberger	16,201	10,667	4,900	31,768
Sumner J. Waring, III	14,334	9,400	4,334	28,068
Gregory T. Sangalis	11,667	7,733	3,534	22,934

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EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	534,000	$13,013,867	78,367	$2,438,585
Michael R. Webb	202,000	5,468,342	32,833	1,021,681
Eric D. Tanzberger	187,100	4,062,553	18,266	568,392
Sumner J. Waring, III	165,700	3,067,331	15,999	497,849
Gregory T. Sangalis	152,700	4,076,108	12,967	403,501

(1) Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 78,367 shares with a value of $2,438,585 for Mr. Ryan, 32,833 shares with a value of $1,021,681 for Mr. Webb, 18,266 shares with a value of $568,392 for Mr. Tanzberger, and 12,967 shares with a value of $403,501 for Mr. Sangalis.

Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for executive officers. The plan allows for Company contributions, including contributions of 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral. The following tables provide information concerning contributions, earnings, and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2017

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$2,972,105	$471,750	$8,325,027	$—	$40,451,464
Michael R. Webb	1,249,391	266,091	4,514,800	—	23,501,486
Eric D. Tanzberger	597,188	174,047	1,301,837	(191,522)	8,039,116
Sumner J. Waring, III	177,474	174,047	648,278	(77,632)	4,215,833
Gregory T. Sangalis	528,553	142,695	1,587,574	(494,230)	7,822,080

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EXECUTIVE COMPENSATION TABLES

(1) These executive contributions were made in 2017 and are included in the Summary Compensation Table for the year 2017 in the amounts and in the table titled Executive Contributions in 2017 below.
(2) The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3) The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.
(4) The amounts below represent reported contributions included in the Summary Compensation Table for years prior to 2017 and are included in the table titled Cumulative Contributions from Previous Years below.

Executive Contributions in 2017

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$120,000	$338,479	$664,000	$1,849,626
Michael R. Webb	45,000	176,291	297,600	730,500
Eric D. Tanzberger	35,942	51,712	80,000	429,534
Sumner J. Waring, III	56,962	51,712	68,800	—
Gregory T. Sangalis	28,800	106,621	83,400	309,732

The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:
Cumulative Contributions from Previous Years

Thomas L. Ryan	$22,674,074
Michael R. Webb	11,881,010
Eric D. Tanzberger	5,027,419
Sumner J. Waring, III	2,551,939
Gregory T. Sangalis	1,199,406

Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2017, the available measurement funds and their respective returns were as follows:

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EXECUTIVE COMPENSATION TABLES

Fund Name	2017 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	19.12%
Advisor Managed Portfolio - Conservative Allocation	6.50%
Advisor Managed Portfolio - Growth Allocation	16.62%
Advisor Managed Portfolio - Moderate Allocation	10.08%
Advisor Managed Portfolio - Moderate Growth Allocation	14.07%
American Funds IS International - Class 1	32.46%
Deutsche Small Cap Index VIP - Class A Shares	14.33%
DFA VA US Targeted Value	9.77%
Fidelity VIP Gov't Money Market - Initial Class	0.67%
Fidelity VIP Index 500 - Initial Class	21.71%
Invesco V.I. International Growth - Series I Shares	23.00%
Janus Henderson VIT Enterprise - Instl Shares	27.42%
LVIP Baron Growth Opportunities - Service Class	27.24%
MainStay VP High Yield Corporate Bond - Initial Class	6.86%
MFS VIT International Value - Initial Class	27.14%
MFS VIT Mid Cap Value - Initial Class	13.67%
MFS VIT Value Series - Initial Class	17.65%
Morgan Stanley UIF Emerging Markets Debt - Class I	9.71%
PIMCO VIT Real Return - Admin Shares	3.66%
PIMCO VIT Total Return - Admin Shares	4.91%
SCI General Account Fund	3.00%
SCI Stock Fund	31.41%
T. Rowe Price Blue Chip Growth	36.17%
T. Rowe Price Limited-Term Bond	1.05%
Voya Russell Mid Cap Index - Class I	17.97%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.

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EXECUTIVE COMPENSATION TABLES

Pension Plans
Supplemental Executive Retirement Plan for Senior Officers
The Supplemental Executive Retirement Plan for Senior Officers (“SERP”), is an aged non-qualified plan that allowed certain officers to accrue a non-contributory benefit for periods prior to January 1, 2001. The Plan’s terms provide for an annual benefit equal to a designated percentage of each participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the former SCI Cash Balance Plan.

A participant is fully vested at age 60. If a participant’s employment terminates before age 60, the benefit amount is prorated or reduced by multiplying the accumulated benefit by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until the date the participant would reach age 60.

Benefit payments are made in 180 monthly installments commencing at the later of termination of employment or the attainment of age 55. A participant may elect to begin receiving monthly benefits at age 55, while still employed, provided written notice is given at least twelve months prior to the attainment of age 55. In that case, the benefit is reduced to reasonably reflect the time value of money.

If a participant dies or there is a change of control of the Company (as defined in the SERP), the Company will promptly pay to each beneficiary or participant a lump sum in an amount that will vary depending on the participant’s circumstances. The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2017.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Thomas L. Ryan	22	$177,750
Michael R. Webb	28	513,126
Eric D. Tanzberger	21	92,702
Sumner J. Waring, III	—	—
Gregory T. Sangalis	—	—

(1) The assumptions made for calculating the present value of accumulated benefit of the SERP for Senior Officers are set forth in Note 11 to the consolidated financial statements included in the SCI 2017 Annual Report on Form 10-K.

Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2018. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 26, 2018, the base salaries for Messrs. Ryan, Webb, Tanzberger, Waring, and Sangalis were $1,200,000, $750,000, $600,000, $570,000, and $500,000, respectively.

Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii)

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EXECUTIVE COMPENSATION TABLES

continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not be entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:

● A lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”).

● An amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”).

● Continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross-up in the event of a change of control of the Company.
Upon termination of his employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change in control includes any of the following:
● any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);

● our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);

● consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or

● our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:
(1) more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);

(2) no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and

(3) a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.

Equity compensation fully vests after a change in control occurs, whereas cash-related compensation requires employment termination to receive any actual payment.

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EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2017.”
Executive Payments and Benefits Upon Termination as of 12/31/17

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$4,225,380	$3,025,380	$3,025,380	$9,360,000
	Long-Term Incentives	3,700,000	3,700,000	3,700,000	3,700,000	7,530,000
	Other Benefits	—	5,808,320	5,781,615	12,781,615	5,808,320
	Total	3,700,000	13,733,700	12,506,995	19,506,995	22,698,320
Michael R. Webb	Salary and Bonus	—	2,450,719	1,700,719	1,700,719	5,250,000
	Long-Term Incentives	1,512,000	1,512,000	1,512,000	1,512,000	3,023,000
	Other Benefits	—	2,410,153	2,386,500	6,986,500	2,410,153
	Total	1,512,000	6,372,872	5,599,219	10,199,219	10,683,153
Eric D. Tanzberger	Salary and Bonus	—	1,808,460	1,208,460	1,208,460	3,720,000
	Long-Term Incentives	844,000	844,000	844,000	844,000	1,727,000
	Other Benefits	—	1,407,069	1,380,364	4,130,364	1,407,069
	Total	844,000	4,059,529	3,432,824	6,182,824	6,854,069
Sumner J. Waring, III	Salary and Bonus	—	1,718,037	1,148,037	1,148,037	3,534,000
	Long-Term Incentives	756,000	756,000	756,000	756,000	1,533,000
	Other Benefits	—	239,533	212,828	2,575,328	239,533
	Total	756,000	2,713,570	2,116,865	4,479,365	5,306,533
Gregory T. Sangalis	Salary and Bonus	—	1,385,922	905,922	905,922	2,784,000
	Long-Term Incentives	600,000	600,000	600,000	600,000	1,238,000
	Other Benefits	—	1,058,186	1,038,680	3,401,180	1,058,186
	Total	600,000	3,044,108	2,544,602	4,907,102	5,080,186
Below is a description of the assumptions that were used in creating the tables above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the employment agreements. See “Executive Employment Agreements” above. At December 31, 2017, each of the employment agreements had a term expiring

December 31, 2017. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options; accelerated vesting for voluntary termination at retirement occurs in the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.
For purposes of the voluntary termination column above, the performance units represent the awards actually payable at the end of the three-year performance period 2015 - 2017, with the assumption that the termination date is the last day of the performance period.
Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur in the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2017” above.

Under the columns “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The tables also include life insurance proceeds under the "Death" column.

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CERTAIN TRANSACTIONS
In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee, reviewed and approved the following reported transactions:
In 2017, SCI Shared Resources, LLC, a subsidiary of the Company, paid $239,843 in compensation to Mr. Bryan Bentley in his capacity as an employee. Mr. Bentley is the son-in-law of Mr. Alan R. Buckwalter, a Director of the Company.

The family of Mr. Sumner J. Waring, III, Senior Vice President Operations, has had a relationship with SCI since

1996, when the family sold its business to SCI. In 2017, Affiliated Family Funeral Service, Inc., a subsidiary of the Company, leased office space through April 2018 from a company owned by Mr. Waring’s mother and paid rent in the amount of $12,684 in 2017 pursuant to the lease. In February 2018, the Company authorized a twelve-month extension of the lease through April 2019. In addition, Mr. Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in 2021 for which the Company paid rent of $200,000 in 2017.

R. L. Waltrip, is our Founder and Chairman Emeritus and a Director and executive of the Company. He also is the father of W. Blair Waltrip, one of our Directors. For 2017, Mr. R. L. Waltrip had a salary of $952,000 and a performance based cash bonus target of 100% of base salary, which paid out at $1,206,779. He is eligible to participate in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees, and is provided with certain additional insurance and perquisites ($233,048 in total in 2017).

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Voting Securities and Principal Holders

The table below sets forth information with respect to any person who is known to the Company as of March 26, 2018 to be the beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (6)
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	16,476,818	(1)	8.8%
The Vanguard Group
100 Vanguard Blvd
Malvern, PA 19355	15,810,893	(2)	8.4%
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	11,349,610	(3)	6.0%
FMR LLC and Abigail P. Johnson
245 Summer Street
Boston, MA 02210	13,905,055	(4)	7.4%
Select Equity Group, L.P.
380 Lafayette Street, 6th Floor
New York, NY 10003	10,346,070	(5)	5.5%
(1) Based on a filing made by the named company on January 23, 2018, which reported sole voting power for 15,757,292 shares, shared voting power for no shares, sole investment power for 16,476,818 shares, and shared investment power for no shares.
(2) Based on a filing made by the named company on February 9, 2018, which reported sole voting power for 104,183 shares, shared voting power for 24,087 shares, sole investment power for 15,698,209 shares, and shared investment power for 112,684 shares.
(3) Based on a filing made by the named company on February 14, 2018, which reported sole voting power for 2,538,646 shares, shared voting power for no shares, sole investment power for 11,349,610 shares, and shared investment power for no shares.
(4) Based on a filing made by the named company on February 13, 2018, which reported sole voting power for 6,687,263 shares, shared voting power for no shares, sole investment power for 13,905,055 shares, and shared investment power for no shares.
(5) Based on a filing made by the named company on February 14, 2018, which reported sole voting power for no shares, shared voting power for 10,346,070 shares, sole investment power for no shares, and shared investment power for 10,346,070 shares.

(6)	As of the Company's shares outstanding on October 25, 2017 of 187,470,180 as reported on the cover page of the Company's third quarter Form 10-Q.
The table below sets forth, as of March 26, 2018, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each Director and nominee for Director, and all Directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class (6)
Thomas L. Ryan	1,647,209	(1)	2,545,333	4,192,542	2.2%
Michael R. Webb	572,266		1,177,000	1,749,266	*
Eric D. Tanzberger	214,194		332,299	546,493	*
Sumner J. Waring, III	335,457		291,599	627,056	*
Gregory T. Sangalis	240,233		376,199	616,432	*
Alan R. Buckwalter	80,343		—	80,343	*
Anthony L. Coelho	75,440		—	75,440	*
Victor L. Lund	215,406		—	215,406	*
John W. Mecom, Jr.	126,000		—	126,000	*
Clifton H. Morris, Jr.	208,782	(2)	—	208,782	*
Ellen Ochoa	30,707		—	30,707	*
R. L. Waltrip	1,194,288	(3)	—	1,194,288	*
W. Blair Waltrip	1,602,935	(4)	—	1,602,935	*
Marcus A. Watts	76,600	(5)	—	76,600	*
Edward E. Williams	164,860		—	164,860	*
Executive officers and Directors as a Group (18 persons)	7,135,033		5,360,928	12,495,961	6.6%
* Less than one percent
(1) Includes 90,000 shares held in trusts under which Mr. Ryan's children, as trustees, share voting and investment powers.
(2) Includes 4,034 shares owned by Mr. Morris’ wife. Mr. Morris disclaims beneficial ownership of such shares.
(3) Includes 375,454 shares held by trusts of which Mr. R.L. Waltrip is the trustee having sole voting and investment powers. Excludes 468,384 shares held in trusts under which Mr. R.L. Waltrip's three children, as trustees, share voting and investment powers, which shares are included in the shares owned by Mr. W. Blair Waltrip. See footnote (4).
(4) Includes 468,384 shares held in trusts under which Mr. W. Blair Waltrip, his brother, and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 51,538 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Also includes 57,400 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.
(5) Includes 10,000 shares held in family trusts of which Mr. Watts is trustee.
(6) Shares outstanding plus options exercisable as of March 26, 2018 are 189,761,131.

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INTRODUCTION TO OUR 2018 COMPANY PROPOSALS

The following pages reflect the Board of Directors response to a proposal put forth by Amalgamated Bank to Adopt Simple Majority Voting that passed in 2017.  In consultation with Amalgamated Bank, we believe we have developed three shareholder friendly proposals that achieve the intended goal of the 2017 proposal by:

Proposal 4: Declassifying the Board of Directors
Proposal 5: Eliminating certain supermajority vote requirements where votes required are reduced from four-fifths to a simple majority
Proposal 6: Reducing the supermajority vote requirement to approve business combinations with interested shareholders from four-fifths to two-thirds

For each of these proposals, four-fifths or more (a supermajority) of the outstanding shares will need to vote “FOR” these proposals in order for each to pass.  In the case that any of these proposals do not reach the four-fifths vote threshold, it will remain in effect as either a Classified Board of Directors or a supermajority vote requirement in our Articles of Incorporation and Bylaws.  In an effort to achieve a successful vote for each of these proposals, SCI management has undertaken several approaches to shareholder outreach over the past several months.

We proactively engaged with our top shareholders from January through March 2018 to address our planned response to the 2017 shareholder proposal.  As part of this process, we spoke to shareholders representing approximately 62% of the Company’s outstanding common stock.

Of the shareholders we engaged, all agreed with declassifying the Board of Directors and adopting a simple majority voting requirement in our Bylaws and Articles of Incorporation except for business combinations. For business combinations, we are proposing the reduction of a supermajority voting requirement to at least two-thirds. Of the shares contacted in early 2018, the strong majority felt that this was in line with their expectations, while the minority felt business combinations should also be at a simple majority level. However, the minority who held this view agreed that going from a supermajority voting requirement of four-fifths to two-thirds reflected a positive movement for the Company.

The Board of Directors believes that maintaining a two-thirds vote requirement protects minority shareholders from other shareholders acting in their own self-interest to the detriment of other shareholders and that these types of extraordinary transactions should have the support of a broad consensus of the Company’s shareholders.

In an effort to secure as many votes as possible to ensure we meet the four-fifths vote threshold on each of these proposals, we have also engaged a proxy solicitor, Innisfree. Innisfree will be actively reaching out to our larger retail investors by telephone and by mail to encourage them to register their votes and reduce the broker non-votes.

Accordingly, the Board of Directors is recommending a vote “FOR” each of the three following proposals.

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PROPOSAL 5: APPROVAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

PROPOSAL 4
The Board of Directors is submitting proposed amendments to Article Twelve, Section 1(b) of our Restated Articles of Incorporation (the “Articles of Incorporation”) and Article II, Section 1(b) of our Bylaws (the “Bylaws”) to provide for the phasing out of the classified structure of our Board of Directors so that, over time, all directors will be elected annually. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. If the proposed amendments to the Articles of Incorporation and Bylaws are approved, directors will be elected to one-year terms of office starting at the 2019 Annual Meeting of Shareholders. Directors elected at the 2018 Annual Meeting of Shareholders will be elected to three-year terms expiring at the annual meeting in 2021 (except for Ms. Haussler, who is nominated to join the class of directors whose term expires in 2019). Directors currently serving terms that expire at the 2019 and 2020 Annual Meetings of Shareholders will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter their successors will be elected to one-year terms. From and after the 2021 Annual Meeting of Shareholders, all directors will stand for election annually.
This proposal results from an ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee (the “Committee”) and the Board. In its review, the Committee and the Board considered the advantages and disadvantages of maintaining the classified board structure in light of SCI’s current circumstances. The Committee and the Board also considered the fact that a majority of large U.S. public companies with classified boards have eliminated these structures in recent years in favor of annual director elections.
After carefully considering these factors, including consideration of advice from outside experts, the Committee recommended to the Board the phased elimination of our classified Board structure. Copies of the proposed amendments to our Articles of Incorporation and Bylaws are attached to this Proxy Statement as Annex C and Annex D, respectively. Our Board has approved the amendment to our Articles of Incorporation and recommends that shareholders adopt the amendments to our Articles of Incorporation and Bylaws by voting in favor of this proposal.

Under Article Twelve, Section 1(e) of our Articles of Incorporation and Article VII of our Bylaws, this proposal must be approved by the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the Company entitled to vote thereon. Accordingly, this proposal will be approved, and the proposed amendments to the Articles of Incorporation and Bylaws adopted, upon the affirmative vote of the holders of at least four-fifths of our outstanding capital stock. Abstentions, broker non-votes and failures to vote will have the same effect of an “Against” vote on this proposal. This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement. If this proposal is not approved, the Board will continue to be classified.

The Board of Directors recommends that you vote “FOR” Proposal 4, to approve amendments to our Restated Articles of Incorporation and our Bylaws to declassify the Board of Directors.

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PROPOSAL 5: APPROVAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

PROPOSAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS IN OUR RESTATED ARTICLES OF INCORPORATION AND BYLAWS

PROPOSAL 5
The Board of Directors is submitting proposed amendments to eliminate certain supermajority voting provisions in our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Bylaws (the “Bylaws”) described below, and replace these requirements with a simple majority vote requirement of the outstanding shares of capital stock. Our Articles of Incorporation and Bylaws currently contain the following supermajority voting provisions (including the items that are the subject of Proposal 5):

•
Removal of Directors. Currently, Article Twelve, Section (1)(d) of our Articles of Incorporation and Article II, Section 1(d) of our Bylaws requires the affirmative vote of the holders of at least four-fifths of all outstanding shares of capital stock to remove directors with or without cause (except removal may be effected by the affirmative vote of the holders of a simple majority of the outstanding shares of capital stock if the Board recommends removal of the director).

•
Amendment of Provisions of our Articles of Incorporation. Currently, Article Twelve, Section 1(e) of our Articles of Incorporation requires the affirmative vote of the holders of at least four-fifths of all outstanding shares of capital stock to amend or repeal, or adopt any provision inconsistent with, the following provisions of our Articles of Incorporation: Article Eleven (Amendment of Bylaws), Article Twelve (Number and Term of Office of Directors) and Article Eight (Approval of Business Combinations). Consistent with the default voting requirements set forth in the Texas Business Organizations Code, currently a vote of the holders of at least two-thirds of all outstanding shares of capital stock is required to amend any provision of our Articles of Incorporation other than those set forth above.

•
Amendment of Certain Provisions of our Bylaws. Currently, Article Eleven of our Articles of Incorporation and Article VII of our Bylaws requires the affirmative vote of the holders of at least four-fifths of all outstanding shares of capital stock to amend or repeal, or adopt any provision inconsistent with, the following provisions of our Bylaws: Article VII (Amendment of Bylaws) and

Article II, Section 1 (Number and Term of Office of Directors).
If the proposal is approved, the above-referenced supermajority voting provisions of our Articles of Incorporation (except for the supermajority voting provisions in respect of the approval of business combinations and amendments thereto, which is the subject of Proposal 6) will be replaced by a requirement that (i) the affirmative vote of the holders of a majority of the outstanding shares of capital stock will be required to remove directors (irrespective of a recommendation of removal by the Board) and (ii) the affirmative vote of the holders of a majority of the outstanding shares of capital stock will be required to amend the above referenced provisions of our Articles of Incorporation. In addition, as is currently the case generally under our Bylaws with respect to shareholder approved Bylaw amendments, the above-referenced supermajority voting provisions relating to amendment of our Bylaws by shareholders will be replaced by a simple majority vote requirement of the outstanding shares of capital stock.
This proposal results from an ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee (the “Committee”) and the Board. In its review, the Committee and the Board recognized that eliminating the supermajority voting provisions for removing directors and for effecting changes to those certain provisions of our Articles of Incorporation and Bylaws increases the ability of shareholders to participate in the governance of the Company. The Committee and the Board also considered the views of our shareholders regarding these supermajority voting requirements, including the support of the holders of a majority of our outstanding shares of capital stock for a shareholder proposal to eliminate such requirements at our 2017 Annual Meeting of Shareholders. In addition, the Committee and the Board considered the views expressed in recent outreach efforts to holders of approximately 62% of our capital stock. Finally, if this proposal is approved, then the Committee and the Board believe that it would be consistent with our ongoing efforts to adopt “best practices” in corporate governance.
After carefully considering these factors, including consideration of advice from outside experts, the Committee recommended to the Board the elimination of the supermajority vote requirements in our Articles of Incorporation and Bylaws to provide for a simple majority vote requirement of the outstanding shares of capital stock (except for such requirements in respect of business

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PROPOSAL 5: APPROVAL TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

combinations, which is the subject of Proposal 6). Copies of the proposed amendments to our Articles of Incorporation and Bylaws are attached to this Proxy Statement as Annex E and Annex F, respectively. Our Board has approved the amendment to our Articles of Incorporation and recommends that shareholders adopt the amendments to our Articles of Incorporation and Bylaws by voting in favor of this proposal.
Under Article Twelve, Section 1(e) of our Articles of Incorporation and Article VII of our Bylaws, this proposal must be approved by the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the Company entitled to vote thereon. Accordingly, this proposal will be approved, and the proposed amendments to the Articles of Incorporation and Bylaws adopted, upon the affirmative vote of the holders of four-fifths of our outstanding capital stock. Abstentions, broker non-votes and failures to vote will have the same effect of an “Against” vote on this proposal. This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement. If this proposal is not approved, the supermajority voting provisions that are the subject of this proposal will remain in our Articles of Incorporation and Bylaws without modification.

The Board of Directors recommends a vote "FOR" the proposal.

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PROPOSAL 6: SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT CHAIR

PROPOSAL TO REDUCE THE SUPERMAJORITY VOTE REQUIREMENT TO APPROVE BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

PROPOSAL 6

The Board of Directors is submitting proposed amendments to Article Eight and Article Twelve, Section 1(e) of our Restated Articles of Incorporation (the “Articles of Incorporation”) to reduce the supermajority vote requirement for approval of business combinations with a 10% or greater shareholder of the Company (an “Interested Shareholder”), so that, once the amendments are fully effective, such transactions must be approved by the affirmative vote of the holders of at least two-thirds of all of the outstanding shares of capital stock entitled to vote (and, relatedly, any amendment to this provision shall require the affirmative vote of the holders of at least two-thirds of all of the outstanding shares of capital stock entitled to vote). Currently, the merger or consolidation of the Company, or the exchange by the Company of its securities, with an Interested Shareholder must be approved by the affirmative vote of the holders of at least four-fifths of all outstanding shares of capital stock entitled to vote (and, relatedly, any amendment to this provision currently requires the affirmative vote of the holders of at least four-fifths of all of the outstanding shares of capital stock entitled to vote).
This proposal results from an ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee (the “Committee”) and the Board. In its review, the Committee and the Board considered the advantages of maintaining the current, higher supermajority vote requirement in light of SCI’s current circumstances, including that such requirement may protect minority shareholders from an Interested Shareholder acting in its own self-interest to the detriment of other shareholders and that extraordinary transactions should have the support of a broad consensus of the Company’s shareholders. While the Committee and the Board continue to believe that these are important considerations, the Committee and the Board also considered the potential advantages of reducing the supermajority vote requirement in light of SCI’s current circumstances, including that the current requirement is burdensome to achieve, particularly with respect to transactions that were approved in advance by the Board. The Committee and the Board also considered the views of our shareholders regarding the current, higher supermajority voting requirement to approve business combinations with Interested Shareholders, including the support of the holders of a majority of our outstanding Common Stock for a shareholder proposal to eliminate this requirement at our 2017 Annual Meeting of Shareholders. In addition, the Committee and the Board considered the views expressed in recent outreach efforts to holders of approximately 62% of our capital stock. Finally, if this proposal is approved, then the Committee and the Board believe that it would be consistent with our ongoing efforts to adopt “best practices” in corporate governance.
After carefully considering these factors, including consideration of advice from outside experts, the Committee recommended to the Board the reduction of the supermajority vote requirement for the approval of business combinations with Interested Shareholders. A copy of the proposed amendments to our Articles of Incorporation is attached to this Proxy Statement as Annex G. Our Board has approved the amendment to our Articles of Incorporation and recommends that shareholders adopt the amendments to our Articles of Incorporation by voting in favor of this proposal.
Under Article Twelve, Section 1(e) of our Articles of Incorporation, this proposal must be approved by the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the Company entitled to vote thereon. Accordingly, this proposal will be approved, and the proposed amendments to the Articles of Incorporation adopted, upon the affirmative vote of the holders of four-fifths of our outstanding capital stock. Abstentions, broker non-votes and failures to vote will have the same effect of an “Against” vote on this proposal. This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement. If this proposal is not approved, the affirmative vote of the holders of at least four-fifths of our outstanding shares of capital stock will continue to be required to approve business combinations with Interested Shareholders.

The Board of Directors recommends a vote "FOR" the proposal.

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PROPOSAL 7: SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIRMAN

SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIRMAN

PROPOSAL 7

The International Brotherhood of Teamsters on behalf of the Teamsters General Fund, 25 Louisiana Avenue, NW, Washington DC 20001, which represents that the Teamsters General Fund is the beneficial owner of 141 shares of common stock, has given notice that it intends to present the following resolution at the annual meeting.
In accordance with proxy regulations, the shareholder proposal and supporting statement presented below appear exactly as submitted. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.
For the reasons set forth in The Board’s Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

Resolution Proposed by Shareholder
RESOLVED: Shareholders of Service Corporation International (“SCI” “the Company”), urge the Board of Directors (the "Board") to take the steps necessary to adopt a policy to require that, to the extent feasible, the Chairman of the Board shall be an independent Director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent Director is available and willing to serve as Chairman.

SUPPORTING STATEMENT:
In January 2016, CEO Ryan Thomas took over as Chairman from founder and former CEO Robert Waltrip, who continues on the board as Chairman Emeritus. This was a missed opportunity, we believe, to establish true independent board leadership through the appointment of an independent chair. Such leadership is urgently required given that the board bears many of the hallmarks of an insular and entrenched board, including, as of the 2017 annual shareholder meeting:

•	An average Director tenure of more than 22 years.

•	Four independent Directors with more than a quarter of a century service apiece, including the lead independent director.

•	A Nominating and Corporate Governance Committee with an average director tenure of more than 18 years.

•	Six out of eight independent board members with professional ties to Houston where the company is headquartered, including the three most recent appointees.

•	Two directors from the founding Waltrip family, even though the family holds less than 2% of the Company's stock.

•	An MSCI ESG Manager Governance score of 2.9 out of 10.

We believe the combination of these two roles in a single person weakens a corporation's governance, which can harm shareholder value.

It is difficult to overstate the importance of the Board of Directors’ responsibility to protect shareholders’ long-term interests by providing independent oversight of management. In our opinion, the designation of a lead independent Director is not an adequate substitute for an independent Board Chairman. We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.
We urge your support FOR this proposal.

The Board’s Statement in Opposition
The Board has carefully considered the above proposal, and believes that it is not in the interest of the shareholders. Moreover, in May of 2017, our shareholders considered a substantially similar proposal, which was submitted by the same shareholder, and of the shares voted, 63.72% voted against the proposal. Accordingly, our Board recommends that you vote AGAINST the proposal.
Our Board believes that the current structure is effective.

A.	Lead Director
Our Board has taken several steps to create a balanced governance structure in which independent directors exercise substantial oversight over management. Effective in January 2016, our Board established the position of Lead Director and the independent members of the Board selected Mr. Coelho to serve as the Lead Director. In 2018, our Board enhanced our Lead Director’s influence by granting the Lead Director the authority to call meetings of the Board. As provided in

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PROPOSAL 7: SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIRMAN

our Lead Independent Director Charter, the Lead Director has responsibilities that include:

•	Calling meetings of the Board;

•	Upon request, being available for consultation and direct communication with shareholders;

•	Presiding at executive sessions of the independent directors;

•	Serving as the liaison between the Chairman and the independent directors;

•	Presiding at all meetings of the Board at which the Chairman is not present;

•	Being available to consult with the Chairman regarding information sent to the Board, scheduling, and agendas of Board meetings;

•	Being available to consult with the chairpersons of the Board committees.

These responsibilities of the Lead Director are substantially similar to many of the functions typically fulfilled by a board chairman, and our Board believes that such responsibilities provide an opportunity for the independent directors to discuss management performance and any other issues with candor and independence. As the Lead Director and formerly as the Chair of the Nominating and Corporate Governance Committee, Mr. Coelho has also directly overseen the composition, functioning, and evaluation of our Board’s committees and has encouraged communication among the directors and between management and the Board to facilitate productive working relationships and promote appropriate oversight.

A.	Chairman and Chief Executive Officer
At present, our Board has chosen to have Mr. Ryan serve as both Chairman and Chief Executive Officer and Mr. Coelho serve as Independent Lead Director. Our Board believes that this structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by running the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting us. Our Board believes shareholders have benefited from Mr. Ryan’s strategic and operational insights and strong leadership skills across the full range of Company leadership responsibilities, ranging from day-to-day operational execution to long-term strategic direction, including leadership in significant acquisition and capital allocation decision-making, as well as risk management. Our performance under the current leadership structure has been strong, strengthening the position of our Company as the leader in the death care industry.

B.	Independent Directors
Eight of our Board’s eleven directors are independent under NYSE rules. If Ms. Jakki Haussler and Ms. Sara Martinez Tucker are elected, ten of our twelve directors will be independent. Our independent directors have robust roles in overseeing our Company and its management. All of the members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent. The committees play an important role in our Company’s governance and have unrestrained access to management and the authority to retain independent advisors as they deem appropriate. This means that oversight of key matters-such as the performance and compensation of our executive officers (including the Chief Executive Officer), the integrity of our financial statements, compliance with legal and regulatory requirements, the nomination of directors, and the evaluation of the Board and its committees-is entrusted to independent directors.
The Company’s long-term growth and financial performance reflect the effectiveness of our leadership notwithstanding the expressed concerns of the proposing shareholder.
The Company has achieved long-term total shareholder return of 221% over ten years (as compared to the S&P 500 total shareholder return of 126% over ten years). The Company believes such long-term performance has resulted from the leadership of our officers and directors, including those who have many years of experience and board service with our Company. That experience and tenure has been tempered with exposure to several economic cycles in the death care industry, providing these leaders with a unique understanding for the development and oversight of a sustainable long-term strategy for the Company. Regarding the other concerns of the proposing shareholder, we would like to highlight that although we believe the members of our Board have served the Company commendably, natural succession planning has resulted in the following changes:

•	Mr. R. L. Waltrip, our former chairman, stepped down from that position in 2015 and has decided that he will no longer serve as a director at the end of his current term in May of 2018.

•	After thirty-five years of service, Mr. Mecom has provided notice that he does not intend to seek another term as director in May of 2019.

•	Our succession planning resulted in the election of a new member, Dr. Ellen Ochoa, in 2015 and the nominations of Ms. Jakki Haussler and Ms. Sara Martinez Tucker in 2018.

•	These changes will:

◦	reduce average director tenure to 17 years in 2018;

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PROPOSAL 7: SHAREHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIRMAN

◦	reduce average director tenure to 14 years in 2019; and

◦	reduce the number of independent directors who reside in Houston to three out of nine in 2019.

•
Our Board is committed to a succession plan that adds new directors who will enhance our Board with diverse viewpoints, backgrounds, and expertise as demonstrated by all three of its most recent nominees.

Accordingly, we believe our leadership structure is, and has been, effective in the creation of sustainable long-term growth of the Company.
Our Board of Directors believes shareholders are best served by giving the Board organizational flexibility.
Our Board believes that it is uniquely qualified to evaluate the optimal leadership structure for the Board on behalf of our Company and shareholders from time to time. The Board has extensive experience with, and knowledge of, our Company’s strategy, operations, management structure, and culture, as well as the strengths, skills and leadership styles of our directors and management.
Effective corporate governance requires consideration of the dynamics of the Board and senior management and other factors on an ongoing basis, rather than a universal approach with unnecessary constraints on the Board's flexibility.
Based on the foregoing, our Board believes that adopting a policy that requires an independent board chairman is not in the interest of our Company and shareholders.

The Board of Directors recommends a vote "AGAINST" the proposal.

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OTHER INFORMATION

Information About the Meeting and Voting
Q: Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 26, 2018 are entitled to vote at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 184,400,203 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the Annual Meeting:
1. Election of five nominees to the Board of Directors.
2. Approval of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2018 fiscal year.
3. Consideration of an advisory vote to approve Named Executive Officer compensation.
4. Proposal to declassify the Board of Directors.
5. Proposal to eliminate certain supermajority vote requirements.
6. Proposal to reduce the supermajority vote requirement to approve business combinations with interested shareholders.
7. Consideration of a shareholder proposal, if presented.

The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals 1, 2, 3, and 7 and an affirmative vote of at least four-fifths is required for proposals 4, 5, and 6.
Q: How do I vote my shares?
A: You can vote your shares using one of the following methods:
● Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our new Annual meeting website at www.sciannualmeeting.com and clicking the link to vote.
● Vote by telephone using the toll-free number shown on the proxy or voting instruction card.
● Complete, sign, and return a written proxy card in the pre-stamped envelope provided.
● Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 23, 2018.

Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q: What if I want to vote in person at the Annual Meeting?
A: The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:
● FOR each of the five nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.
● FOR approval of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2018 fiscal year.
● FOR approval, on an advisory basis, of Named Executive Officer compensation.
● FOR the proposal to declassify the Board of Directors,
● FOR the proposal to eliminate certain supermajority vote requirements
● FOR the proposal to reduce the supermajority vote requirements to approve business combinations with interested shareholders.
● AGAINST the shareholder proposal, if presented.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for Directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my stock be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written

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OTHER INFORMATION

notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A: Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, (iii) for approval on an advisory basis of Named Executive Officer compensation, (iv) for approval of the proposal to declassify the Board of Directors (v) for approval of the proposal to eliminate certain supermajority vote requirements, (vi) for approval of the proposal to reduce the supermajority vote requirement to approve business combinations with interested shareholders and (vii) against the shareholder proposals. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Shareholders do not have the right to cumulate votes in the election of Directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of Directors, as shares for which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A: If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for approval of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2018 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of Directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder or interested party communicate with the Board of Directors, committees, or individual Directors?

A: Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group or any Director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company’s web address?
A: The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.

●	Bylaws of SCI

●	Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee

●	Corporate Governance Guidelines

●	Principles of Conduct and Ethics for the Board of Directors

●	Code of Conduct and Ethics for Officers and Employees
Q: How can I obtain a copy of the Annual Report on Form 10-K?
A: A copy of SCI’s 2017 Annual Report on Form 10-K is furnished with this proxy statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are furnished to shareholders beginning on or about April 12, 2018 and are available at the new Annual meeting website at www.sciannualmeeting.com.
Q: Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 23, 2018?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 26, 2018 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.

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OTHER INFORMATION

Proxy Solicitation
We may solicit proxies through the mail, in person, or by telephone, fax or internet. Certain officers, Directors and other employees of the Company may solicit proxies. Directors, officers and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, the Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. The fee of such firm is not expected to exceed $20,000 plus per call fees and reimbursement for reasonable expenses.

To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company’s 2019 Annual Meeting of Shareholders must be received by the Company by December 13, 2018, so that it may be considered by the Company for inclusion in its Proxy Statement relating to that meeting.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company’s 2019 Annual Meeting of

Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 10, 2019 and no later than January 30, 2019. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons, the Company believes that all required Form 3, 4, and 5 reports for transactions occurring in 2017 were timely filed, except that Anthony L. Coelho, a Director of the Company, filed one Form 4 late.

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ANNEXES

Annex A: Non-GAAP Financial Measures
We believe that the following non-GAAP financial measures provide a consistent basis for comparison between years, and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS	Twelve Months Ended December 31,
(In Millions, except diluted EPS)	2017		2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$546.7	$2.84	$177.0	$0.90	$233.8	$1.14
Pre-tax reconciling items:
Impact of divestitures and impairment charges, net	(7.0)	(0.04)	26.8	0.14	(6.0)	(0.02)
Losses on early extinguishment of debt	0.3	—	22.5	0.11	6.9	0.03
Acquisition, integration, and integration costs	—	—	17.5	0.09	6.8	0.03
Legal settlements, net of insurance recoveries	11.5	0.06	—	—	—	—
Pension termination settlement	12.8	0.07	5.6	0.03	—	—
Tax reconciling items:
Tax benefit from special items	(5.7)	(0.03)	(17.2)	(0.09)	(2.3)	(0.01)
Change in certain tax reserves and other (1)	(260.1)	(1.35)	20.9	0.11	3.0	0.01
Earnings excluding special items and diluted earnings per share excluding special items	$298.5	$1.55	$253.1	$1.29	$242.2	$1.18

Diluted weighted average shares outstanding		192.2		196.0		204.5

(1) On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the "Tax Act". As a result of the Tax Act, we realized a net tax benefit for the remeasurement of deferred tax assets and liabilities, partially offset by a transition tax on certain unrepatriated earnings of our foreign subsidiaries. 2017 is also impacted by the settlement of IRS tax audits related to tax years 1999-2005. 2016 was impacted by a foreign valuation allowance and non-deductible goodwill resulting from gains on divestitures. Please see Part II, Item 8. Financial Statements, Note 5 in our 2017 Form 10-K filing for further details.

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Adjusted Operating Cash Flow (In Millions)	Twelve Months Ended December 31,
	2017	2016	2015
Net cash provided by operating activities, as reported	$502.3	$463.6	$472.2
Premiums paid on early extinguishment of debt	—	20.5	6.5
Acquisition, integration, and system transition costs	—	11.7	6.6
Legal settlements, net of insurance recoveries	11.5	—
Excess tax benefits from share-based awards (1)	—	12.7	18.1
Payments related to IRS tax settlement (on prior year audits) (2) and tax structure changes	34.2	—	10.5
Pension termination settlement	6.3	—	—
Net cash provided by operating activities excluding special items	$554.3	$508.5	$513.9

Recurring cash tax payments	132.7	112.6	93.0
Adjusted operating cash flow before recurring cash tax payments	$687.0	$621.1	$606.9

(1) Please see Part II, Item 8. Financial Statements, Note 2 in our 2017 Form 10-K filing for discussion regarding the change in accounting treatment for excess tax benefits from share-based awards.

(2) Please see Part II, Item 8. Financial Statements, Note 5 in our 2017 Form 10-K filing for further details regarding the settlement of IRS tax audits related to tax years 1999-2005.

Adjusted Return on Equity (In Millions)	Twelve Months Ended December 31,
	2017	2016	2015
Net income attributable to common stockholders, as reported	$546.7	$177.0	$233.8

Earnings excluding special items (see adjusted EPS reconciliation above)	298.5	253.1	242.2

Total common stockholders' equity, as reported	1,409.4	1,092.7	1,184.7
Average equity	1,251.1	1,138.7	1,276.7

Impact of special items (see adjusted EPS reconciliation above)	(248.2)	76.1	8.4
Less accumulated other comprehensive income	41.9	16.5	6.2

Adjusted common stockholders' equity	1,119.3	1,152.3	1,186.9
Average adjusted equity	1,135.8	1,169.6	1,280.4

Return on equity	43.7%	15.5%	18.3%
Adjusted return on equity	26.3%	21.6%	18.9%

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Annex B: 2017 Peer Group

AARON'S INC.		EP ENERGY CORP.	*	PATTERSON COMPANIES INC.
ABERCROMBIE & FITCH		EQT CORPORATION		PEABODY ENERGY CORP.
ADT CORP.		EQUIFAX INC.	*	PERKINELMER INC.	*
AGILENT TECHNOLOGIES INC.	*	EQUINIX, INC.		PITNEY BOWES INC.	*
ALEXION PHARMACEUTICALS INC.		EXPRESS INC.		POLARIS INDUSTRIES INC.
AMERICAN TOWER INC.		FMC TECHNOLOGIES INC.		POPULAR INC.	*
AMERICAN EAGLE OUTFITTERS INC.		FOSSIL GROUP, INC.		PROLOGIS INC.	*
APOLLO EDUCATION GROUP INC.		GARMIN LTD.		RANGE RESOURCES CORP.
ARCH COAL INC.		GENERAL GROWTH PPTYS INC.		REGENERON PHARMACEUTICALS
ASCENA RETAIL GROUP INC.		GENESIS ENERGY LP		RENT-A-CENTER INC.
AUTOZONE INC.	*	GNC HOLDINGS INC.		RESTORATION HARDWARE HOLDINGS
BARD (C.R.) INC.	*	GRAHAM HOLDINGS COMPANY		SOUTHWESTERN ENERGY CO.
BON-TON STORES INC.		HANOVER INSURANCE GROUP INC.	*	SPECTRA ENERGY CORP.
BRINKS CO.	*	HASBRO INC.		STEELCASE INC.
BROOKDALE SENIOR LIVING INC.		HELMERICH & PAYNE		STERIS PIC	*
BRUNSWICK CORP.	*	HILL-ROM HOLDINGS INC.		TD AMERITRADE HOLDING CORP.	*
CABELA’S INC.		HNI CORP.	*	TEEKAY CORP.
CERNER CORP.		HUNTINGTON BANCSHARES	*	TETRA TECH INC.
CHICO’S FAS INC.		IMS HEALTH HOLDINGS INC.		TIFFANY & CO.
CHURCH & DWIGHT INC.		INTUITIVE SURGICAL INC.		TORCHMARK CORP.	*
CINTAS CORP	*	IRON MOUNTAIN INC.		TRIPLE-S MANAGEMENT CORP.
CME GROUP INC.		KEMPER CORP/DE	*	TRUEBLUE INC.
CNO FINANCIAL GROUP, INC.	*	KEYCORP	*	VARIAN MEDICAL SYSTEMS INC.	*
COMERICA INC.	*	LEGG MASON INC.	*	VENTAS INC.
COTY, INC.		LEGGETT & PLATT INC.	*	VISTEON CORP.
CRESCENT POINT ENERGY CORP.		LPL FINANCIAL HOLDINGS INC.		VORNADO REALITY TRUST	*
CROWN CASTLE INTL CORP.		LULULEMON ATHLETICA INC.		WATERS CORP.	*
DCP MIDSTREAM PARTNERS LP		MALLINCKRODT PLC		WELLTOWER INC.
DENTSPLY SIRONA INC.	*	MARATHON OIL CORP.		WILLIAMS-SONOMA INC
DEVRY EDUCATION GROUP INC.		MCDERMOTT INTL INC.		WOLVERINE WORLD WIDE
DSW INC.		MERCURY GENERAL CORP.		ZIMMER BIOMET HOLDINGS INC.
EDGEWELL PERSONAL CARE CO.		MILLER (HERMAN) INC.	*	ZOETIS INC.
EDWARDS LIFESCIENCES CORP.		MSC INDUSTRIAL DIRECT	*
ENCANA CORP.		MURPHY OIL CORP.
ENDO INTERNATIONAL PIC		NASADAQ INC.	*

* Indicates the company is part of the subset of peers used to measure total shareholder return performance for our performance units as part of long-term compensation for our Named Executive Officers. In addition, the following company was also in our performance unit peer group: Autozone Inc. due to their correlation in stock price.

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Annex C: Proposal 4 - Amendment to Restated Articles of Incorporation

Proposed Amendment to Service Corporation International’s
Restated Articles of Incorporation

If approved, the Restated Articles of Incorporation would be amended by deleting all of Article Twelve, Section 1(b) and inserting in lieu thereof the following:

“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article Four hereof, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2019 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.”

Annex D: Proposal 4 - Amendment to the Bylaws

Proposed Amendment to Service Corporation International’s
Bylaws

If approved, the Bylaws would be amended by deleting all of Article II, Section 1(b) and inserting in lieu thereof the following:

“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article Four of the Restated Articles of Incorporation of the corporation, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2019 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.”

Annex E: Proposal 5 - Amendment to Restated Articles of Incorporation

Proposed Amendment to Service Corporation International’s
Restated Articles of Incorporation

As indicated by strike-through (for deleted text) and underscore (for new text), the Restated Articles of Incorporation, if approved, would be amended by: (1) deleting in its entirety Article Twelve, Section 1(d) as follows:

“~~Removal.    Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least four-fifths of all of the outstanding shares of capital stock of the corporation entitled to vote on election of directors at a meeting of shareholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least four-fifths of the entire Board of Directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of shareholders called for that purpose.~~;

(2) amending Article Eleven as follows:

“~~Except as set forth below, b~~Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting, or by the affirmative vote of a majority of the full Board of Directors at any regular or special meeting, provided notice of said proposed amendment is contained in the notice of the meeting.

~~Notwithstanding the provisions of the preceding paragraph, the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 1, Article II or Article VII of the corporation's Bylaws.~~”; and

(3) amending Article Twelve, Section 1(e) as follows (if Proposal 5 is not approved):

“Amendment or Repeal.    Except as set forth below, any provision of the Restated Articles of

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Incorporation of the corporation may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose.

Notwithstanding the provisions of the preceding paragraph, t~~T~~he affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, ~~Article Eleven, Article Twelve or~~Article Eight of the Restated Articles of Incorporation of the corporation.”; or

(4) amending Article Twelve, Section 1(e) as follows (if Proposal 5 is also approved):

“Amendment or Repeal.    Except as set forth below, any provision of the Restated Articles of Incorporation of the corporation may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose.

Notwithstanding the provisions of the preceding paragraph, t~~T~~he affirmative vote of the holders of at least two-thirds~~four-fifths~~ of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, ~~Article Eleven, Article Twelve or~~Article Eight of the Restated Articles of Incorporation of the corporation.”

Annex F: Proposal 5 - Amendment to the Bylaws

Proposed Amendment to Service Corporation International’s
Bylaws

As indicated by strike-through (for deleted text) and underscore (for new text), the Bylaws, if approved, would be amended by (1) deleting in its entirety Article II, Section 1(d) as follows:

“~~Removal.    Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least four-fifths of all of the outstanding shares of capital stock of the corporation entitled to vote on election of directors at a meeting of shareholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least four-fifths of the entire Board of Directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of shareholders called for that purpose.~~”; and

(2) amending Article VII as follows:

“~~Except as set forth below, b~~Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting, or by the affirmative vote of a majority of the full Board of Directors at any regular or special meeting, provided notice of said proposed amendment is contained in the notice of the meeting.

~~Notwithstanding the provisions of the preceding paragraph, the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provisions inconsistent with, Article VII or Section 1, Article II of the corporation’s Bylaws.~~”

Annex G: Proposal 6 - Amendment to Restated Articles of Incorporation
Proposed Amendment to Service Corporation International’s
Restated Articles of Incorporation

As indicated by strike-through (for deleted text) and underscore (for new text), the Restated Articles of Incorporation, if approved, would be amended by: (1) amending the first sentence of Article Eight as follows:

“The affirmative vote of the holders of ~~four-fifths~~ two-thirds of the outstanding shares of the capital stock of the corporation entitled to vote shall be required (1) for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation and (2) to authorize any sale, lease or exchange to or with the corporation (in exchange for its securities in a transaction for which stockholder approval is required by law or any

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agreement between the corporation and any national securities exchange) of any assets of, any other corporation, person or other entity, if (as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon) such other corporation, person or entity referred to in clause (1) or clause (2), above, is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the corporation.”; and

(2) amending Article Twelve, Section 1(e) as follows (if Proposal 6 is not approved):

“Amendment or Repeal.    The affirmative vote of the holders of at least (1) four-fifths of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, Article Eleven or~~,~~ Article Twelve ~~or Article Eight~~ of the Restated Articles of Incorporation of the corporation~~.~~ and (2) two-thirds of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, Article Eight of the Restated Articles of Incorporation of the corporation.”; or

(3) amending Article Twelve, Section 1(e) as follows (if Proposal 6 is also approved):

“Amendment or Repeal.    Except as set forth below, any provision of the Restated Articles of Incorporation of the corporation may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose.

Notwithstanding the provisions of the preceding paragraph, t~~T~~he affirmative vote of the holders of at least two-thirds~~four-fifths~~ of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with, ~~Article Eleven, Article Twelve or~~Article Eight of the Restated Articles of Incorporation of the corporation.”

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SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY HOUSTON, TX 77019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐	______________________

1. Election of Directors

Nominees

01 Anthony L. Coelho 02 Jakki L. Haussler 03 Sara Martinez Tucker 04 Marcus A. Watts 05 Edward E. Williams

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.	For	Against	Abstain
2 To approve the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2018.	☐	☐	☐
3 To approve, by advisory vote, named executive officer compensation.	☐	☐	☐
4 To approve the declassification of the Board of Directors.	☐	☐	☐
5 To approve the elimination of certain supermajority vote requirements in our restated articles of incorporation and bylaws.	☐	☐	☐
6 To approve the reduction of the supermajority vote requirement to approve business combinations with interested shareholders.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 7.	For	Against	Abstain
7 To approve the shareholder proposal to require independent board chairman.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or at any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000371099_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement AND Form 10-K are available at www.proxyvote.com

SERVICE CORPORATION INTERNATIONAL

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders May 23, 2018

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Central Time on May 23, 2018, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This proxy, when properly executed, will be voted in accordance with your indicated directions.

If no direction is made, this proxy will be voted FOR the election of directors, FOR proposals 2, 3, 4, 5 and 6; and AGAINST proposal 7.

   Continued and to be signed on reverse side